     Exhibit 2.4

THE RITZ-CARLTON
St. Thomas, United States Virgin Islands

STOCK PURCHASE AND SALE AGREEMENT

by and between

MARRIOTT INTERNATIONAL HOTELS, INC.

(as “Seller”)

and

ASHFORD THOMAS LLC

(as “Purchaser”)

HOTEL DESCRIPTION
The RITZ-CARLTON St. Thomas
St. Thomas, United Sates Virgin Islands

Dated:  October 2, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	CERTAIN DEFINED TERMS	1

ARTICLE II PURCHASE AND SALE; DEPOSIT; DILIGENCE		8
2.1	PURCHASE AND SALE	8
2.2	PURCHASE PRICE; DEPOSIT	8
2.3	DUE DILIGENCE ACTIVITIES	8

ARTICLE III CLOSING		11
3.1	CLOSING	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		11
4.1	ORGANIZATION, EXISTENCE, CAPITALIZATION; SUBSIDIARIES	11
4.2	AUTHORITY, APPROVAL AND ENFORCEABILITY	12
4.3	NO CONFLICTS; CONSENTS	12
4.4	LITIGATION	12
4.5	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS	12
4.6	CONTRACTS AND COMMITMENTS	12
4.7	EMPLOYEES	13
4.8	NO OTHER AGREEMENTS	13
4.9	BANKRUPTCY	13
4.10	NO RESIDENTIAL USE	13
4.11	INSURANCE	13
4.12	NO NEW ASSESSMENTS	13
4.13	TAXES	13
4.14	NO PREFERENTIAL RIGHTS	13
4.15	FINANCIAL INFORMATION	14
4.16	TITLE TO ASSETS	14
4.17	PERMITS	14
4.18	GUARANTORS	14
4.19	NO ILLEGAL PAYMENTS	14
4.20	KNOWLEDGE OF INACCURATE REPRESENTATION	14
4.21	BRING DOWN; SURVIVAL	14
4.22	NO OTHER REPRESENTATIONS	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		15
5.1	PURCHASER’S REPRESENTATIONS	15
5.2	OTHER OBLIGATIONS	16
5.3	SURVIVAL	16

ARTICLE VI CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE		16
6.1	CLOSING DOCUMENTS	16
6.2	SELLER COVENANTS	17
6.3	REPRESENTATIONS AND WARRANTIES	17
6.4	SATISFACTORY TITLE POLICY	17
6.5	ESTOPPEL CERTIFICATES	17

ARTICLE VII CONDITIONS TO SELLER’S OBLIGATION TO CLOSE		17
7.1	PURCHASE PRICE	17
7.2	MANAGEMENT AGREEMENT PAYMENTS	17
7.3	CLOSING DOCUMENTS	17
7.4	PURCHASER COVENANTS	18
7.5	REPRESENTATIONS AND WARRANTIES	18

ARTICLE VIII COVENANTS		18
8.1	COVENANTS OF SELLER	18
8.2	COVENANTS OF PURCHASER	21

ARTICLE IX ADJUSTMENTS AND PRORATIONS; TRUE-UPS; CLOSING COSTS; BAGGAGE AND SAFE DEPOSIT BOXES		21
9.1	ADJUSTMENTS AND PRORATIONS	21
9.2	CLOSING STATEMENT; TRUE-UP	23
9.3	CLOSING COSTS	23
9.4	BAGGAGE; SAFE DEPOSIT BOXES	23
9.5	HOUSE BANKS	24
9.6	INVENTORIES	24
9.7	DISPUTE RESOLUTION	24
9.8	TAX PROCEDURES	24
9.9	SURVIVAL	25

ARTICLE X DEFAULT		25
10.1	DEFAULT BY SELLER	25
10.2	DEFAULT BY PURCHASER	25

ARTICLE XI INDEMNIFICATION		25
11.1	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES	25
11.2	INDEMNIFICATION BY SELLER	26
11.3	INDEMNIFICATION BY PURCHASER	26
11.4	PROCEDURES	26
11.5	LIMITS ON INDEMNIFICATION	27
11.6	ASSIGNMENT OF CLAIMS	28
11.7	DISCLAIMER	28

11.8	SURVIVAL	29

ARTICLE XII MISCELLANEOUS		29
12.1	BROKER	29
12.2	INTENTIONALLY OMITTED	29
12.3	NOTICES	29
12.4	WAIVERS, ETC.	30
12.5	ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARY	31
12.6	SEVERABILITY	31
12.7	COUNTERPARTS; ENTIRE AGREEMENT; PDF SIGNATURES	31
12.8	GOVERNING LAW	31
12.9	PERFORMANCE ON BUSINESS DAYS	31
12.10	RELATIONSHIP	31
12.11	INTERPRETATION; HEADINGS	31
12.12	TIME OF THE ESSENCE	32
12.13	WAIVER OF JURY TRIAL	32
12.14	RECORDATION	32
12.15	BULK SALE	32
12.16	FURTHER ASSURANCES	32
12.17	ESCROW AGENT	32

Exhibit A	-	Form of Management Agreement
Exhibit B	-	Description of Real Property
Exhibit C	-	Title Commitment
Exhibit D	-	Form of Owner Agreement
Exhibit E	-	Virtual Data Room Table of Contents
Exhibit F	-	Officer and Directors
Exhibit G	-	ADA Plan and ADA Deliverables
Exhibit H	-	RITZ-CARLTON Trademark
Exhibit I	-	Form of Assignment and Assumption Agreement

Schedule 4.4		-	Legal Proceedings
Schedule 4.5.1		-	Violations of Applicable Laws
Schedule 4.6.1		-	Material Contracts
Schedule 4.11		-	Insurance
Schedule 4.15.3		-	Indebtedness
Schedule 4.17		-	Permits

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT is made as of the 2nd day of October, 2015 (the “Effective Date”), by and between MARRIOTT INTERNATIONAL HOTELS, INC., a Maryland corporation (“Seller”), and ASHFORD THOMAS LLC, a Delaware limited liability company (“Purchaser”). The Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H

WHEREAS, Seller is the record and beneficial owner of 101 shares (the “Shares”) of no par value common stock of RC Hotels (Virgin Islands), Inc., a U.S. Virgin Islands corporation (the “Company”) (f/k/a MI Hotels (Virgin Islands), Inc.);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares upon the terms and conditions set forth in this Agreement (the “Transaction”); and

WHEREAS, in connection with the sale of the Shares, Purchaser shall cause Operating Tenant to enter into the Management Agreement with Manager, pursuant to which the Hotel will be operated under the “RITZ-CARLTON” brand in accordance with the Management Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Defined Terms.  Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below:

“Acceptance Date” has the meaning set forth in Section 8.1.8(a).

“Acceptance Notice” has the meaning set forth in Section 8.1.8(a).

“Accounts Receivable” shall mean all accounts receivable related to the Real Property.

“ADA Plan” has the meaning set forth in Section 8.1.8(a).

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.1.

“Adjustments” has the meaning set forth in Section 9.7.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Agreement” shall mean this Stock Purchase and Sale Agreement, together with all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Applicable Laws” shall mean any and all laws, decrees, judicial decisions, writs, injunctions, decrees, statutes, rulings, rules, regulations, permits, certificates, requirements or ordinances of any Governmental Authority having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following:  (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Apportionment Time” shall mean 12:01 AM on the Closing Date.

“Assets” shall mean all assets owned by the Company, including the Real Property.

“Ballroom Bathroom Work” shall mean all work set forth in the ADA Plan related to the bathrooms located in the Great Bay Ballroom and Meeting Rooms.

“Business Day(s)” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Maryland are authorized by law or executive action to close.

“Broker” has the meaning set forth in Section 12.1.

“Casualty Loss” shall mean any loss or damage to the Real Property or any portion of any of the foregoing, including loss or damage resulting from casualty, condemnation, eminent domain and any business interruption therefrom, attributable to any acts or occurrences prior to the Closing.

“Casualty Threshold Amount” has the meaning set forth in Section 8.1.5.

“Change Notice” has the meaning set forth in Section 4.20.

“Claims Period” has the meaning set forth in Section 11.1.

“Closing” has the meaning set forth in Section 3.1.1.

“Closing Date” has the meaning set forth in Section 3.1.1.

“Commercially Reasonable Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result expeditiously and on commercially reasonable terms, without the expenditure of funds.

“Competitor” shall mean a Person that is engaged in the business of operating (as distinguished from owning, leasing, or financing) hotels or other lodging facilities in competition with any RITZ-CARLTON Company.

“Company” has the meaning set forth in the recitals to this Agreement.
“Company Stock” has the meaning set forth in Section 4.1.4.

“Contracts” shall mean (i) all of the equipment leases, space leases, vehicle leases, tenant leases, machinery leases, service and vendor contracts, concession agreements, Group Sales Agreements, and other agreements to which the Company is a party and which relate solely to the Hotel or its operations and (ii) that certain Vessel Charter Agreement dated as of February 1, 2015 between MI and Island Time Watersports, Inc.

“Control (and the derivations thereof)” shall mean, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person.

“Customer Information” shall mean customer data, customer lists and personal guest profiles and data regarding guest preferences, including any data derived from or contained in any database controlled by Seller, the Company, Manager, or any RITZ-CARLTON Company and their Affiliates.

“CZM Permits” shall mean Coastal Zone (CZM) Permit No. CZT-3-00W.

“Deal Announcement” has the meaning set forth in Section 2.3.5(b).

“Deposit” has the meaning set forth in Section 2.2.2.

“Dispute Notice” has the meaning set forth in Section 11.4.3.

“Due Diligence Period” shall mean the period of time from the Effective Date through the forty-fifth (45th) day after the Effective Date.

“EDC” shall mean that certain Economic Development Certificate dated February 26, 2006, granted to Seller in connection with the Hotel.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Encumbrance” shall mean any Lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, right of way, easement, servitude, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Environmental Law” shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:  (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances; and (iii) the regulation of storage tanks.

“Executive Order” has the meaning set forth in Section 5.1.5.

“Expert” has the meaning set forth in Section 9.7.

“Existing Management Agreement” means that certain Operating Agreement dated December 6, 1996, by and between the Company and Manager, as the same may have been modified, amended and/or assigned.

“FAS” shall mean items of property and equipment that may be consumed in the operation of the Hotel or are not capitalized, including linen, china, glassware, tableware, uniforms, and similar items whether used in connection with public space or guest rooms.

“FF&E” shall mean furniture, fixtures and equipment owned by the Company and located at the Hotel, including the following:  (a) furnishings, built-in serving or service furniture (e.g., bar, server stations), carpeting, decorative millwork, wall coverings, decorative lighting, televisions, receivers and other electric or electronic equipment, interior plantings, interior water features, artifacts and artwork, interior and exterior graphics; (b) office furniture; (c) all fixtures and specialized hotel equipment including all equipment required for the operation of kitchens, laundries, dry cleaning facilities, bars and restaurants; (d) telephone and call accounting systems; (e) rooms management systems, point-of-sale accounting equipment; (f) cleaning and engineering equipment, tools, utensils and all other similar items; (g) cars, carts, boats and other vehicles; and (h) recreational equipment.

“Final Expert” has the meaning set forth in Section 9.7.

“Financial Statements” has the meaning set forth in Section 4.15.1.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” shall mean any United States, federal, national, state, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law; or (b) right under any contract with any Governmental Authority.
“Group Sales Agreements” shall mean those contracts and agreements pursuant to which the Company has agreed to provide rooms, catering and/or other services at the Hotel in connection with group events.

“Hazardous Substances” shall mean (i) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, under the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§166 et seq., the Atomic Energy Act, 42 U.S.C. §§2011 et seq., and the Hazardous Materials Transportation Act, 42

U.S.C. §§1801 et seq.; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) asbestos; and (iv) natural gas, synthetic gas, and any mixtures thereof.

“Hotel” shall mean the hotel operated on the Real Property.

“Hotel and Property Information” shall mean and include, but not be limited to, any and all of the following:  (i) information and documentation relating to the title to the Real Property; (ii) surveys of the Real Property; (iii) information and documentation relating to any covenants, conditions, restrictions, reciprocal easement agreements and other similar agreements that may affect or be binding on the Hotel or the Real Property; (iv) any soils, engineering, structural, environmental, geotechnical, traffic or other similar studies, reports, notices and information relating to the Hotel or the Real Property; (v) any Permits, development agreements and material correspondence with any Governmental Authority relating to the Hotel, Real Property, Seller or the Company; (vi) the Contracts and any other contracts, leases and agreements relating to the management and operation of the Hotel or the Real Property; (vii) operational and financial information relating to the Hotel, Real Property, Seller or the Company and (xii) information and documentation relating to any Legal Proceedings.

“Hotel Employees” shall mean all persons currently employed at the Hotel.

“Improvements” shall mean all of the buildings, parking areas, walls, fences, landscaping, fixtures, and such other improvements now situated on the Real Property.

“Indemnification Limit” has the meaning set forth in Section 11.5.2.

“Indemnified Party” has the meaning set forth in Section 11.4.1.

“Indemnifying Party” has the meaning set forth in Section 11.4.1.

“Inter-Company Loan Facility Agreement” shall mean that certain Inter-Company Loan Facility Agreement effective as of August 1, 2013 between MI and the Company.

“Insurance Policies” shall mean all policies of insurance maintained by the Company pertaining to the Real Property.

“Inventories” shall mean “Inventories” as defined in GAAP, including provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars (excluding, however, any alcoholic beverages that cannot legally be transferred, sold, or conveyed as a part of the Transaction under local law), and other merchandise intended for sale.

“Lady Lynsey” means the S/V Lady Lynsey, a 1992 Gold Coast 53 Catamaran (built 1992), twin outboard motor equipped, composite construction, sloop rigged, 53 feet L.O.A., U.S. Virgin Islands registration no. VI5988C, together with all her engines, rigging, tackle and equipment, but excluding any right to use any RITZ-CARLTON Trademarks and any other words, names, devices, symbols, logos, slogans, designs, brands, service marks, trade names, other distinctive features, or any combination of the foregoing, whether registered or unregistered, used in connection with the RITZ-CARLTON System.

“Leases” shall mean the leases affecting the Real Property that are (a) set forth in Schedule 4.6.1 attached hereto, (b) for kiosks at the Real Property that are terminable by Seller or the Company upon not more than thirty (30) days prior notice without the payment of any penalty or (c) entered into after the Effective Date in accordance with this Agreement.

“Legal Proceeding” shall mean any action, suit litigation, arbitration, proceeding (including any civil criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted or heard by or before or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Licensor” means Marriott Switzerland Licensing Company S.A.R.L. (St. Kitts & Nevis Branch), together with its successors and permitted assigns.

“Lien” shall mean a charge against or interest in property to secure payment of a debt or performance of a liability, whether granted voluntarily or involuntarily, including any security interest, pledge, mortgage, or charge.

“Losses” has the meaning set forth in Section 11.2.

“Management Agreement” shall mean, collectively, the following documents to be entered into at Closing (i) the management agreement between Manager, as manager, and Operating Tenant, as operating tenant, (ii) the International Services Agreement between Operating Tenant, as operating tenant, and Licensor and (iii) the License and Royalty Agreement between Operating Tenant, as operating tenant, and Licensor, to be in the forms attached hereto as Exhibits A-1, A-2 and A-3 respectively.

“Manager” shall mean Ritz Carlton (Virgin Islands), Inc., a Delaware corporation, together with its successors and permitted assigns.

“MI” means Marriott International, Inc., a Delaware corporation, together with its successors.

“Material Adverse Effect” shall mean a material adverse effect on the ability of Seller to consummate the Transaction or the operation of the Hotel, in each case, other than any event, occurrence or effect resulting from (a) conditions affecting the industry of Seller or the Company generally which do not disproportionately impact Seller, the Company, and/or the Hotel when compared to other businesses in the same industry, (b) the announcement of this Agreement, the Transaction or the identity of Purchaser, (c) changes in Applicable Laws after the date hereof, (d)  any actions taken by Seller or the Company at Purchaser’s request or with Purchaser’s prior written consent, or (e) changes in economic, regulatory or political conditions generally.

“Material Contract” shall mean (a) any Contract that (i) imposes a contractual obligation upon the Company of more than Twenty-Five Thousand Dollars ($25,000) in any one (1) year period and (ii) is not terminable by Seller or the Company upon not more than thirty (30) days prior notice without the payment of any penalty, and (b) any lease or tenancy agreements with respect to the Real Property (other than leases or tenancy agreements for kiosks at the Real Property that are terminable by Seller or the Company upon not more than thirty (30) days prior notice without the payment of any penalty); provided, however that the following shall not be Material Contracts: (x) Group Sales Agreements, (y) the Existing Management Agreement or (z) the Inter-Company Loan Facility Agreement.

“Monetary Title Encumbrances” has the meaning set forth in Section 2.3.2.

“Monetary Encumbrance Release” has the meaning set forth in Section 2.3.2.

“Operating Tenant” means Ashford TRS Thomas LLC, a Delaware limited liability company, which shall be an Affiliate of the Company as of the Closing Date.

“Ordinary Course of Business” shall mean, with respect to any Person, such action as is consistent with the past practice of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Owner Agreement” means the Owner Agreement to be entered into at Closing among Manager, as manager, Licensor, as licensor, the Company, as owner, and Operating Tenant, as tenant, such agreement to be in the form attached hereto as Exhibit D.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Party’s Expert” has the meaning set forth in Section 9.7.

“Permits” shall mean all Governmental Authorizations required for the ownership and operation of the Company’s business, the Assets, and the Lady Lynsey, including certificates of occupancy and any other Governmental Authorizations for the operation and occupancy of the Hotel, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits (including, but not limited to, the CZM Permits) and any and all necessary approvals from Governmental Authorities.

“Permitted Encumbrances” shall mean, with respect to the Assets and Lady Lynsey, (a) all matters that are exceptions to title to the Real Property and that are satisfactory or deemed to be satisfactory to Purchaser as determined pursuant to Section 2.3.2 hereof (b) rights of tenants pursuant to the Leases, but only to the extent such Leases are not terminated before Closing; (c) Liens for taxes that are not yet due and payable; (d) Encumbrances that are required by Applicable Law or are consented to in writing by Purchaser, which consent shall not be withheld, conditioned or delayed to the extent such Encumbrance is required in connection with the use or operation of the Hotel; (e) operating or capital leases of personal property or purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business with respect to the Hotel; (f) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations (but not violations thereof); (g) Encumbrances that affect solely the property of a tenant or is caused by a tenant and which such tenant is responsible to remove under such tenant’s Lease; and (h) standard printed form exclusions from coverage contained in the jacket of the form of title policy or “marked-up” title commitment employed by the Title Company on the Closing Date.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so admits.

“Prepaid Expenses” shall mean, to the extent the same are transferable and remain on deposit for the benefit of Purchaser, any prepaid expenses of the Hotel directly or indirectly allocable to any period from and after the Apportionment Time, including prepaid rents under any equipment lease, annual permit and inspection fees, fees for licenses, trade association dues, trade subscriptions, prepaid insurance premiums, security and other deposits paid by or on behalf of Seller and/or its Affiliates to third parties, any prepaid advertising costs, and any prepaid items of FAS.

“Property Reports” has the meaning set forth in Section 2.3.3.

“Proprietary Information” shall mean (i) Customer Information; (ii) all Seller or Company (or other RITZ-CARLTON Company) trade secrets, confidential information and all other information, materials, and copyrightable or patentable subject matter developed, acquired, licensed or used by any RITZ-CARLTON Company in the operation of the Hotel or in any other hotel or lodging product in the RITZ-CARLTON System, including materials related to sales and marketing programs, revenue and inventory management programs, processes or systems, brand and pricing strategies, business and technology plans, and research and development reports; (iii) all employee records that must remain confidential either under Applicable Law or under reasonable corporate policies of RC or any of its Affiliates; and (iv) any information or agreements reasonably considered confidential or proprietary in nature by Seller, the Company or any of their Affiliates, including all national or corporate-level contracts between RC or any other RITZ-CARLTON Company that bind or benefit Seller or the Company or any confidential or proprietary agreement between Seller, the Company or any of their Affiliates and any other parties, including lenders, vendors, suppliers or prior owners.  The foregoing shall apply regardless of the form or medium involved (e.g., paper, electronic, tape, tangible or intangible).

“Purchase Price” has the meaning set forth in Section 2.2.1.

“Purchaser Default” has the meaning set forth in Section 10.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2.

“Purchaser’s Objections” has the meaning set forth in Section 2.3.2.
“RC” shall mean The Ritz-Carlton Hotel Company, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, United States of America, its successors and assigns by merger or operation of law and assignees to whom it has transferred all or substantially all of its hotel and related lodging assets and/or businesses.

“Real Property” shall mean those certain parcels of land located at 6900 Great Bay, St. Thomas, United Stated Virgin Islands, being more particularly described on Exhibit B attached hereto, together with the Improvements and all easements, development rights, entitlements, hereditaments, and appurtenances belonging to or inuring to the benefit of the Company and pertaining to the Real Property, if any.

“Representatives” shall mean the officers, directors, employees, agents, accountants, advisors, bankers or other similar representatives of a Person.

“RITZ-CARLTON Company” means RC and any of its Affiliates.

“RITZ-CARLTON System” shall mean any group or chain of hotels or other lodging products owned, managed, franchised or operated by any RITZ-CARLTON Company.

“RITZ-CARLTON Trademark” shall mean (i) THE RITZ-CARLTON name and mark; (ii)  the Lion & Crown logo in Exhibit H; (iii) any word, name, device, symbol, logo, slogan, design, brand, service mark, trade name, other distinctive feature, indicia of origin (including marks, program names, and restaurant, spa and other outlet names, in each case, used at or in connection with the Hotel), (iv) all local language versions of the foregoing; and (v) any combination of the foregoing; in each case, whether registered or unregistered, and whether or not such term contains the “RITZ-CARLTON” mark, that is used or registered by Switzerland Licensing Company S.ar.L (St. Kitts & Nevis Branch) or its Affiliates, or by reason of extent of usage is associated with hotels in the RITZ-CARLTON System.  The RITZ-CARLTON Trademarks may be changed or supplemented from time to time.

“Safe Deposit Boxes” has the meaning set forth in Section 9.4.

“Seller Default” has the meaning set forth in Section 10.1.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller Parties” means each of the Company and Seller.

“Seller Surviving Representations has the meaning set forth in Section 11.1(a).

“Seller Work” has the meaning set forth in Section 8.1.8(a).

“Seller Work Completion Notice” has the meaning set forth in Section 8.1.8(a).

“Seller Work Indemnity Termination Date” has the meaning set forth in Section 11.5.5.

“Seller Work Objection Notice” has the meaning set forth in Section 8.1.8(a).
“Seller Work Objection Period” has the meaning set forth in Section 8.1.8(a).

“Seller’s Representatives” has the meaning set forth in Section 8.1.8(c).

“Seller’s Response” has the meaning set forth in Section 2.3.2.

“Seller’s Response Period” has the meaning set forth in Section 2.3.2.

“Settlement Statement” has the meaning set forth in Section 08.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins before and ends after the Apportionment Time.

“Structural and Environmental Consultants” has the meaning set forth in Section 2.3.3.

“Third Party Claim” has the meaning set forth in Section 11.4.1.

“Threshold Amount” has the meaning set forth in Section 11.5.2.

“Title Commitment” has the meaning set forth in Section 2.3.2.

“Title Company” has the meaning set forth in Section 2.2.2.

“Title Policy” has the meaning set forth in Section 6.4.

“Third Party Costs” shall mean the following costs and expenses:  (a) the costs of any environmental or property reports ordered by Purchaser in connection with the Transaction, including the costs described in Section 2.3.3 of this Agreement; (b) the costs of any title work and survey work (other than the Survey) ordered by Purchaser in connection with the Transaction, (c) the premium for the Title Policy and endorsements requested by Purchaser; (d) appraisals ordered by Purchaser in connection with the Transaction; (e) the fees and expenses of counsel of Purchaser and Purchaser’s Affiliates; (f) any other costs and expenses incurred by or on behalf of Purchaser or its Affiliates in connection with the Transaction; and (g)  all costs, incurred in connection with any acquisition financing or other debt or equity financing obtained by Purchaser.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” shall mean any transfer, stamp, sales, use, recordation or other similar taxes and costs incurred in connection with the Closing and/or the recordation or filing of any documents or instruments in connection therewith or the sale, transfer or conveyance of the Shares from Seller to Purchaser (other than any taxes and costs for instruments related to

Purchaser’s financing, all of which shall be Third Party Costs) or the conveyance of the Lady Lynsey from MI to Purchaser; provided that Transfer Taxes shall not include any taxes due with respect of Seller’s income, net worth or capital, including any income tax arising as a result of the sale and transfer of the Assets or the Lady Lynsey to Purchaser.
“U.S. Person” shall mean:  (a) any individual or business entity, regardless of location, that is a resident of the United States; (b) any individual or business entity physically located within the United States; (c) any company or business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (d) any individual or business entity, wheresoever organized or doing business, which is owned or controlled by those specified in clause (a) or clause (c) above.

“Virtual Data Room” shall mean the Seller’s virtual data room hosted by CBRE Group, Inc. The Parties agree that the table of contents attached hereto as Exhibit E accurately sets forth the contents existing in the Virtual Data Room as of the Effective Date.

ARTICLE II

PURCHASE AND SALE; DEPOSIT; DILIGENCE

2.1                               Purchase and Sale.  Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the Closing, all of the Shares free and clear of all Liens other than Permitted Encumbrances.

2.2                               Purchase Price; Deposit.

2.2.1                     The purchase price for the Shares shall be Sixty-Four Million Dollars ($64,000,000) (the “Purchase Price”), as adjusted for the prorations and allocations provided herein, including those prorations and allocations described in Article IX hereof (the “Adjusted Purchase Price”).

2.2.2                     Within two (2) Business Days following the Effective Date, Purchaser shall deposit into escrow with Duensing, Casner & Fitzsimmons, as Agent for Fidelity National Title Insurance Company (the “Title Company”), as escrow agent, an amount equal to One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the “First Deposit”).  Within two (2) Business Days following the expiration of the Due Diligence Period, Purchaser shall deposit into escrow with the Title Company an additional deposit equal to One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the “Second Deposit” and, together with the First Deposit and all interest accrued on the First Deposit and the Second Deposit, the “Deposit”). The Deposit shall be held by the Title Company in an interest bearing account in accordance with the terms of this Agreement.  Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.  The provisions of this Section 2.2.2 shall survive any termination of this Agreement.

2.2.3                     At Closing, Purchaser shall pay to Seller the Adjusted Purchase Price, less the Deposit (which shall be delivered by the Title Company to Seller at Closing pursuant to Section 3.1.2 herein), by wire transfer of immediately available funds.

2.3                               Due Diligence Activities.

2.3.1                     Documents Delivered to Purchaser.  The Parties acknowledge that prior to the execution of this Agreement Seller has delivered or caused the Company to deliver, and during the term of this Agreement Seller may, or may cause the Company to, deliver or make available to Purchaser, certain Hotel and Property Information.  Except as otherwise expressly provided in Article IV of this Agreement, Seller makes no, and specifically disclaims any, representations or warranties of any kind, nature or character whatsoever concerning the Hotel and Property Information delivered to Purchaser by or on behalf of Seller or the Company under this Agreement.  Within five (5) Business Days after termination of this Agreement without Closing, Purchaser shall return, or cause to be returned, to Seller the Hotel and Property Information provided to Purchaser, whether provided before or after the execution of this Agreement.  Thereafter, Purchaser shall (a) destroy any and all Property Reports and any other documentation and additional information containing or derived from the Hotel and Property Information or Property Reports; and (b) electronically delete, or cause to be deleted such Hotel and Property Information and Property Reports from any electronic equipment on which any Hotel and Property Information and Property Reports was received or reviewed in electronic form and purge or otherwise destroy any information downloaded from the Virtual Data Room or any other “e-room” that was made available to Purchaser.

2.3.2                     Title and Survey.  Prior to the Effective Date, Seller has delivered to Purchaser that certain ALTA 2006 Title Commitment issued by the Title Company with an Effective Date of June 23, 2015, a copy of which is attached hereto as Exhibit C (as the same may be updated, the “Title Commitment”), Purchaser may order an updated Title Commitment from the Title Company. As soon as reasonably practicable after the Effective Date, Seller shall obtain and deliver to Purchaser a current ALTA/ACSM land title survey for the Real Property prepared in accordance with generally accepted practices for land surveys in the applicable jurisdiction, with a certificate to Purchaser and Purchaser’s lender (as applicable) from Brian Moseley & Associates, Inc. or another acceptable licensed surveyor satisfactory to Purchaser (the “Survey”); provided, however, that if Seller fails to provide the Survey within twenty (20) days after the Effective Date, Purchaser shall have the right to extend the Due Diligence Period through up to the tenth (10th) day following Purchaser’s receipt of the Survey.  Prior to the expiration of the Due Diligence Period, Purchaser shall notify Seller in writing of any matters shown on such Survey or identified in the Title Commitment that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”).  If any of Purchaser’s Objections consist of any title encumbrances affecting the Hotel, which are comprised of delinquent taxes or mortgages, deeds of trust, security agreements, or other similar consensual liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations that were created by, through, or under, or expressly assumed by, the Company (collectively, “Monetary Title Encumbrances”) then, to that extent, notwithstanding anything in this Agreement to the contrary, Seller shall be obligated to either, at Seller’s election, (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with and otherwise cause the Title Company to insure over, such Monetary Title Encumbrances (individually and collectively, a “Monetary Encumbrance Release”).  For such purposes, Seller may use all or a portion of the Purchase Price to effectuate a Monetary Encumbrance Release at the Closing.  Other than as specifically required in this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections.  Seller shall notify Purchaser within five (5) Business Days after receipt of notice of Purchaser’s Objections (“Seller’s Response Period”) whether Seller, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Objections (“Seller’s Response”).  If Seller agrees in Seller’s Response to attempt to cure any of such Purchaser’s Objections, Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure, to Purchaser’s reasonable satisfaction, the Purchaser’s Objections that Seller has agreed to attempt to cure on or before the Closing Date. To the extent Seller agrees in Seller’s Response to attempt to cure any of such Purchaser’s Objections, and Seller is unable to cure such Purchaser’s Objections by the Closing Date, Purchaser shall, on the Closing Date, elect either to (a) waive such Purchaser’s Objections without any abatement in the Purchase Price, or (b) terminate this Agreement in which case the Deposit shall be promptly returned to Purchaser and the Parties shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.  If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections, then within five (5) Business Days after receipt of Seller’s Response, Purchaser shall elect to either (1) waive any Purchaser’s Objections that Seller has elected not to attempt to cure without any abatement in the Purchase Price, or (2) terminate this Agreement, in which case the Deposit shall be promptly returned to Purchaser and the Parties shall be released from all further obligations hereunder, except those that expressly survive a termination of this Agreement.  If Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence within such five (5) Business Day period, Purchaser shall be deemed to have elected clause (1) of the preceding sentence.  Except as otherwise provided herein, the Seller shall not (and shall not permit the Company to), from and after the Effective Date, voluntarily subject the Real Property to any Monetary Title Encumbrances or any other Encumbrances that would survive the Closing (except for vendor or tax liens incurred in the Ordinary Course of Business and Permitted Encumbrances) without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.  Purchaser shall have a period of ten (10) days after receipt of the Seller’s request to subject the Real Property to any Encumbrances to approve or disapprove in writing of the Seller’s request, and if Purchaser fails to approve or disapprove of the Seller’s request within such ten (10) day period, such request shall be deemed approved by Purchaser.  All title matters revealed by the Title Commitment and Survey (or any update obtained by Purchaser) that are not objected to by Purchaser as provided above (other than Monetary Title Encumbrances that will be covered by a Monetary Encumbrance Release at Closing), or that are waived or deemed to be waived by Purchaser as provided above, shall all be deemed to be Permitted Encumbrances.

2.3.3                     Environmental and Structural Reports.  Purchaser may retain, at its sole cost and expense, third party consultants (the “Structural and Environmental Consultants”) to perform a Phase I environmental report and a property condition report (i.e., a report on the condition of the Hotel’s structural, mechanical, electrical and plumbing systems) with respect to the Real Property (collectively the “Property Reports”) during the Due Diligence Period, and once the Property Reports are finalized, Purchaser shall provide complete and accurate copies of the same to Seller within five (5) days of Purchaser’s receipt of a request from Seller therefor, without representation or warranty by Purchaser. In no event may Purchaser engage in any invasive testing of the Real Property without Seller’s prior written consent, which consent may not be unreasonably withheld, conditioned, or delayed.  Purchaser shall repair any damage caused by Purchaser or its Representatives in connection with Purchaser’s or its Representatives’ entry onto the Real Property and inspection thereof.  Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all Losses arising out of such entry and inspection; provided, however, that in no event shall Purchaser be obligated to indemnify or hold harmless Seller or its Affiliates from any

Losses to the extent they arise solely from (A) the gross negligence or willful misconduct of Seller or any of its Affiliates, or (B) the mere discovery of a pre-existing condition affecting the Real Property, or any damage caused by any such pre-
existing condition except to the extent exacerbated by the acts or omissions of Purchaser or its Representatives.  Purchaser’s obligations under this Section shall survive Closing and/or any termination of this Agreement.

2.3.4                     Purchaser Investigations.

(a)                                 During the Due Diligence Period, Purchaser may conduct its due diligence investigations regarding the Company and the Assets. In furtherance of the foregoing, Seller and the Company (i) shall provide Purchaser with reasonable access during normal business hours and upon reasonable advance written notice to all properties, books, contracts, records, and data belonging to the Company (other than Proprietary Information), (ii) shall furnish to Purchaser the Company’s tax returns and accounting records, and such other financial and operating information, documentation, and data of the Company as Purchaser may reasonably request (other than Proprietary Information) and (iii) shall provide Purchaser with reasonable access during normal business hours and upon reasonable advance notice to the Director of Finance and the General Manager of the Hotel for discussions therewith; provided, however, that provision of access or information pursuant to this Section 2.3.4(a) shall (A) not unreasonably interfere with the conduct of the Company’s business, (B) be subject to any confidentiality obligations undertaken by the Company, and (C) be at Purchaser’s sole expense.  The Seller shall have the right to have a Representative present at any such on-site meetings, discussions or inspections conducted by Purchaser and/or its Representatives. Notwithstanding anything contained herein to the contrary, without first obtaining Seller’s consent, which consent may not be unreasonably withheld, conditioned, or delayed, neither Purchaser nor any of Purchaser’s Representatives shall contact (A) any owner of land adjacent to the Real Property or (B) any Governmental Authority regarding any aspect of the Real Property or the other Assets, provided that the foregoing clause (B) shall not apply to searches of public records and databases.

(b)                                 At any time prior to the expiration of the Due Diligence Period, Purchaser shall have the right, in its sole and absolute discretion, and for any or no reason whatsoever, to terminate this Agreement by written notice to Seller (the “Termination Notice”) delivered on or prior to the expiration of the Due Diligence Period, in which event this Agreement shall be of no further force and effect except with respect to provisions of this Agreement that by their express terms survive a termination of this Agreement and the Deposit shall be returned to Purchaser by the Title Company. The failure of Purchaser to send a Termination Notice prior to the expiration of the Due Diligence Period shall conclusively constitute Purchaser’s approval of each and every aspect of the Real Property and the Company’s other Assets; provided that the foregoing is not intended to relieve, and shall not relieve, Seller from any indemnification obligations of Seller under Article XI hereof.

2.3.5                     Confidentiality.

(a)                                 Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that the Hotel and Property Information made available to it by Seller or the Company, any Property Reports, and any other information Purchaser learns as a result of its due diligence activities are confidential and shall not be disclosed to any other Person except (i) those Persons assisting Purchaser with the Transaction, such as Purchaser’s attorneys and accountants, Purchaser’s lender or potential lender, if any, and any other Persons who “need to know,” such as Purchaser’s officers, directors, employees, engineers, surveyors, consultants, financiers, partners, potential partners, investors, potential investors, and then only upon Purchaser making such Person aware of this confidentiality restriction (and Purchaser shall be liable for any breach of this Section by any party to whom Purchaser provides any Hotel and Property Information), and (ii) in connection with a Deal Announcement in accordance with Section 2.3.5(b).  Further, Purchaser agrees not to use or allow to be used any Hotel and Property Information or Property Reports for any purpose other than to determine whether to proceed with the Transaction.

(b)                                 Each Party acknowledges that the other Party may make a public announcement and/or issue a public statement regarding both the execution of this Agreement and the consummation of the Transaction (each, a “Deal Announcement”).  Each Party shall consult with the other Party prior to making a Deal Announcement and shall provide the other Party with a reasonable opportunity to review and comment on each Deal Announcement. Except for the Deal Announcements, the Parties agree that no Party shall, with respect to this Agreement and the Transaction, make any public pronouncements, public filings or issue press releases regarding this Agreement or the Transaction, except in connection with any disclosures or reporting required pursuant to Applicable Laws, in which event the disclosing Party shall consult with the other Party prior to making such disclosures or reporting and shall provide the other Party with a reasonable opportunity to review and comment on such disclosures or reporting. Seller and Purchaser and their Representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities (accordingly, neither Seller nor any of its Affiliates nor its Representatives may buy or sell any of the securities of the Purchaser or any of its Affiliates so long as any of them is in possession of any material non-public information about the Purchaser or any of its Affiliates, including information contained in or derived from confidential information).

(c)                                  The provisions of Section 2.3.5(a) shall survive the termination of this Agreement and the provisions of Section 2.3.5(b) shall survive the Closing or earlier termination of this Agreement.

ARTICLE III

CLOSING

3.1                               Closing.

3.1.1                     Closing.  The Transaction shall be consummated (the “Closing”) at or before 3:00 p.m. (local St. Thomas, U.S. Virgin Islands time) on such date as may be mutually agreed to by the Parties, but in no event later than thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”).  The Closing shall be conducted through escrow by the Title Company at its offices located at 5060 Forts Straede, St. Thomas, U.S. Virgin Islands 00802.  Notwithstanding anything in this Agreement to the contrary, the Closing shall be deemed effective as of 12:01 a.m. (local St. Thomas, U.S. Virgin Islands time) on the Closing Date, and the Parties agree to acknowledge and use such effective time for all purposes, including for accounting and tax reporting purposes.

3.1.2                     Payment.  At the Closing, Purchaser shall deliver the Adjusted Purchase Price, together with all Closing costs described in Article IX of this Agreement, to Seller by federal wire transfer of immediately available funds to such bank account(s) as Seller may designate.  The Deposit shall be paid over by the Title Company to Seller at Closing and shall be credited against the Adjusted Purchase Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of this Agreement, “Knowledge” (or any derivation thereof) shall mean the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of (a) Bernd Kuhlen (the General Manager of the Hotel), and (b) Carol Baker-Robinson (the Director of Finance and Accounting of the Hotel), without any duty of independent investigation.  Subject to the foregoing and except as disclosed on the schedules described in this Article IV, Seller represents and warrants to Purchaser, as of the Effective Date, the following:

4.1                               Organization, Existence, Capitalization; Subsidiaries.

4.1.1                     The Company is duly formed and organized, validly existing and in good standing under the laws of the U.S. Virgin Islands and has all the requisite power and authority to conduct its business as it is now being conducted, and to own or lease and operate the Assets, including, but not limited to, the Real Property.

4.1.2                     Seller is duly formed and organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the Transaction.

4.1.3                     Seller beneficially owns the Shares, free and clear of any and all Liens other than any Permitted Encumbrances.

4.1.4                     The Company’s authorized capital stock consists entirely of: (i) 150 shares of common stock, having no par value (the “Company Stock”), of which 101 shares are issued and outstanding on the Effective Date and held of record and beneficially owned by Seller.  All such issued and outstanding shares of Company Stock have been, and on the Closing Date will be, duly and validly issued and are, or will be on such date, fully paid and non-assessable.  Except for the Shares, there are not, and on the Closing Date there will not be, outstanding (i) any shares of capital stock or other equity interests of the Company, (ii) any options, warrants, or other rights to purchase from the Company any capital stock of the Company, (iii) any securities convertible into or exchangeable for shares of capital stock of the Company, or (iv) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of the Company.

4.1.5                     The Company does not own any capital stock of, or other equity interest in, or any interest convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, any other Person.

4.2                               Authority, Approval and Enforceability.  Seller has the authority to execute, deliver and perform the Transaction, and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Transaction.  This Agreement has been validly executed and delivered by Seller and is a legal, valid and binding obligation of such Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

4.3                               No Conflicts; Consents.  Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time):

4.3.1                     contravene, conflict with, or result in a violation of (a) any provision of the organizational documents of Seller, or (b) any resolution or action adopted by the board of directors or other governing body, managers, managing members, or members of Seller;

4.3.2                     contravene, conflict with, or result in a violation of any Applicable Law, or give any Governmental Authority or other Person the right to challenge the Transaction; or

4.3.3                     contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Material Contract.

4.4                               Litigation.  Except as set forth in Schedule 4.4 of this Agreement, no Legal Proceeding is pending, or to Seller’s Knowledge, threatened (a) against the Company, (b) against the Seller that either (i) questions the validity of this Agreement or any action taken or to be taken by Seller pursuant hereto or (ii) relates to the Real Property or the Shares, or (c) that may result in or subject the Real Property to any liability for which Purchaser is not indemnified pursuant to Section 11.2.

4.5                               Compliance with Laws; Governmental Authorizations

4.5.1                     Except as disclosed on Schedule 4.5.1 attached hereto, neither the Company nor Manager has received written notice from any Governmental Authority (a) that the Real Property is in violation of any Applicable Law (including, without limitation, building and safety codes, Title III of the Americans with Disabilities Act, OSHA regulations, the liquor license, Permits or Environmental Law) for which such violation was not subsequently remedied or corrected and (b) as of the Effective Date, that the Real Property is the subject of any pending investigations by any Governmental Authority alleging a violation of any Applicable Law (excluding notices of routine periodic inspections), in each such case, that does or is reasonably likely to cause a Material Adverse Effect.

4.5.2                     The Company has not received written notice of, and to Seller’s Knowledge, there are not any proceedings or threatened proceedings which could result in a modification or termination of the present zoning for, or other land use regulations governing, the Real Property. As of the Effective Date, no condemnation or eminent domain proceeding against any material part of the Real Property is pending, or to Seller’s Knowledge, threatened.

4.6                               Contracts and Commitments.

4.6.1                     Other than (a) the Material Contracts set forth on Schedule 4.6.1 of this Agreement, (b) Material Contracts entered into in accordance with Section 8.1.4(f) and (c) the exceptions reflected in the Title Commitment, the Company is not a party to, or bound by, any Material Contracts.

4.6.2                     (a) Schedule 4.6.1 of this Agreement sets forth a true and complete list of all Material Contracts in effect as of the Effective Date, true and complete copies of which have been delivered or made available to Purchaser; (b) the Material Contracts are in full force and effect, and the Company is not in material default in the performance of any of its obligations thereunder, nor, to the Company’s Knowledge, has any event occurred that could give any party thereunder the right to give a notice of default to any other party; (c) the Material Contracts have not been modified, supplemented or amended in any material respect except as set forth on Schedule 4.6.1 or in accordance with Section 8.1.4(f), and (d) except as set forth on Schedule 4.6.1 of this Agreement, none of the Material Contracts require any consent or approval in connection with the Closing of the Transaction.

4.7                               Employees.

4.7.1                     As of the Effective Date, no collective bargaining agreements exist with respect to the Hotel.

4.7.2                     The Company does not employ any of the Hotel Employees and does not have, and has never had at any time since its formation, any employees.

4.8                               No Other Agreements.  The Company has not entered into any oral or written agreements whatsoever (other than this Agreement) for the sale of any portion(s) of the Assets utilized by the Company in the ownership or operation of its business (including Inventories, contract rights, and other general intangibles) and MI has not entered into any oral or written agreements whatsoever (other than this Agreement) for the sale of the Lady Lynsey.

4.9                               Bankruptcy.  No assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other similar proceedings, whether voluntary or involuntary, are pending against Seller.

4.10                        No Residential Use.  Except as previously disclosed in writing to Purchaser by Seller, no portion of the Hotel is being used for any residential purpose other than occupancy for Hotel guests.

4.11                        Insurance.  Schedule 4.11 contains a complete and correct list of all Insurance Policies in effect as of the Effective Date. Neither the Company nor Manager has received written notice from the carrier of any Insurance Policies that the Insurance Policies will be cancelled or are not valid, outstanding and enforceable policies.

4.12                        No New Assessments.  As of the Effective Date, neither the Company nor Manager has received written notice from any Governmental Authority of a proceeding to create any new assessment district that would include the Real Property or any part thereof.

4.13                        Taxes.

4.13.1              The Seller has made available to Purchaser or Purchaser’s representatives true and correct copies of all of the Company’s tax returns, examination reports and statements of deficiencies applicable to fiscal years 2012 through 2014.
4.13.2              The Company has duly and timely filed all tax returns that are required to have been filed by the Company, and as of the time of filing and to date, all such tax returns are true, correct, and complete in all material respects, were prepared in good faith and in accordance with all applicable tax rules and regulations, and the Company has paid or made adequate provision as reflected in the Financial Statements (defined below) for the payment of all taxes that are shown thereon to have become due pursuant thereto and have paid or made adequate provision as reflected in the Financial Statements for the payment of all other taxes imposed by law upon the Company or any of the Company’s properties, assets, income, receipts, payrolls, transactions, capital, net worth, or franchises that have become due, and all taxes due as of the Effective Date have been paid in full.  Any tax installments due by the Company in respect of the current tax year of the Company have been made as required by Applicable Laws. Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company with respect to tax periods occurring prior to the Closing Date that are filed after the Closing Date. All such tax returns shall be prepared in a manner consistent with the Company’s past practices.

4.13.3              Other than in connection with the EDC, the Company has not received a tax ruling or entered into any agreement with any taxing Governmental Authority that would have a continuing effect following the Closing Date.

4.13.4              The Company has duly and timely withheld or collected all taxes required to be withheld or collected in connection with sales to customers.  To the extent that taxes were not withheld or collected pursuant to a claim of an exemption from taxes, the Company has retained sufficient evidence to establish the validity of such exemption.  The Company has duly and timely paid over such taxes to the appropriate taxing Governmental Authority and duly and timely filed all applicable tax returns related to such taxes.

4.13.5              None of Seller, the Company, or Manager has received written notice from any applicable taxing Governmental Authority of any deficiency or delinquency in payment of sales, use, occupancy or personal property taxes (excluding those, if any, that have already been resolved).

4.14                        No Preferential Rights.  There is no right of first offer, right of first refusal, or similar right in favor of any party with respect to the purchase of the Shares, Lady Lynsey or the Real Property.

4.15                        Financial Information.

4.15.1              The 2012, 2013, and 2014 fiscal year and 2015 year-to-date consolidated unaudited financial statements of the Company provided to Purchaser prior to the Effective Date (the “Financial Statements”) have been prepared in accordance with GAAP, and on a basis consistent with prior practice of the Company. The Financial Statements present accurately, in all material respects, the consolidated financial condition of the Company, as of the respective dates thereof, and the results of the operations and cash flows of the Company for the indicated periods, subject in the case of the 2015 interim Financial Statements to (a) the absence of footnote disclosures and (b) changes resulting from normal year-end adjustments.

4.15.2              The Company has no liabilities of the type required by GAAP to be disclosed in the Financial Statements, whether due or to become due, and whether accrued or contingent, not reflected as a part of the Financial Statements, other than liabilities incurred in the Ordinary Course of Business after the date of the Company’s year-to-date financial statements.

4.15.3              Schedule 4.15.3 sets forth all indebtedness for borrowed money of the Company outstanding as of the Effective Date, including the respective amounts, outstanding principal balance and holders thereof.

4.16                        Title to Assets.  The Company owns title to, or has valid leasehold or license interests in, all of the Real Property and tangible and intangible personal properties utilized by the Company in the ownership or operation of its business (including Inventories, contract rights, and other general intangibles), in each case free and clear of any and all Liens, except for Permitted Encumbrances.  MI owns title to the Lady Lynsey free and clear of any and all Liens except for Permitted Encumbrances.

4.17                        Permits.  Schedule 4.17 sets forth all material Permits that are maintained by the Company as of the Effective Date.  Except as disclosed on Schedule 4.5.1 attached hereto, neither the Company nor Manager has received written notice from any Governmental Authority (a) that the Company is in violation of any Permit for which such violation was not subsequently remedied or corrected and (b) as of the Effective Date, that the Company is the subject of any pending investigations by any Governmental Authority alleging a violation of any Permit (excluding notices of routine periodic inspections), in each such case, that does or is reasonably likely to cause a Material Adverse Effect.

4.18                        Guarantors.  The Company has not entered into any guaranty of any liability or obligation of any other Person.

4.19                        No Illegal Payments.  The Company has not made any illegal payments for political contributions or made or received any bribes or illegal kickback payments.

4.20                        Knowledge of Inaccurate Representation.  The representations and warranties made in this Agreement by Seller are qualified by reference to any condition identified in the Hotel and Property Information, Title Commitment and Property Reports, each as delivered or made available to Purchaser or otherwise obtained by Purchaser prior to the Effective Date. During the period from the Effective Date until the Closing, the Seller will promptly notify Purchaser in writing if, to Seller’s Knowledge, any representation or warranty by the Seller contained in this Agreement becomes materially untrue or inaccurate (a “Change Notice”).  To the extent Purchaser has knowledge or is deemed to have knowledge prior to Closing that any representation or warranty herein is untrue or inaccurate and Purchaser proceeds to close hereunder, such misrepresentation or breach of warranty shall be deemed waived by Purchaser.  For purposes of this Agreement, Purchaser shall be deemed to “have knowledge” that a representation or warranty is untrue or inaccurate to the extent that (a) Purchaser receives a Change Notice with respect to such representation or warranty or (b) any of the Hotel and Property Information, the Title Commitment, or the Property Reports, in each case, delivered or made available to Purchaser or otherwise obtained by Purchaser prior to the Closing Date, contains information that is inconsistent with any representation or warranty made by Seller hereunder.
4.21                        Bring Down; Survival.  Subject to Section 4.20, the representations and warranties made in this Agreement by Seller are made as of the Effective Date and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if made on, and as of, the Closing Date.  All representations and warranties made in this Article IV by Seller shall survive Closing for the applicable Claims Period.

4.22                        No Other Representations.  Except for the representations and warranties expressly set forth herein, in the certificate to be delivered by Seller pursuant to Section 6.1.7 hereof, and in any of the documents to be delivered by Seller at Closing, Seller, the Company, and each of their respective Affiliates and Representatives, do not make and shall not be deemed to make any express or implied representation or warranty to Purchaser, as to the accuracy or completeness of any information regarding Seller, the Company, the Real Property or the business conducted by Company which has been furnished or made available to Purchaser, or any of its respective Affiliates or Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1                               Purchaser’s Representations.  For purposes of this Agreement, “Purchaser’s Knowledge” (or any derivation thereof) shall mean the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of David Brooks, without any duty of independent investigation.  Subject to the foregoing, Purchaser represents and warrants to Seller, as of the date hereof, the following:

5.1.1                     Organization, Existence, Records, and Actions.  Purchaser is duly formed and organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the Transaction.  Purchaser is, or will be at Closing, duly qualified to do business as a foreign entity and is in good standing under the laws of the jurisdiction in which the Real Property is located.

5.1.2                     Authority, Approval and Enforceability.  Purchaser has the authority to execute, deliver and perform the Transaction and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the Transaction.  This Agreement has been validly executed and delivered by Purchaser and is or will be a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

5.1.3                     No Conflicts; Consents.  Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time):

(a)                                 contravene, conflict with, or result in a violation of (i) any provision of the organizational documents of Purchaser, or (ii) any resolution or action adopted by the board of directors or other governing body, managers, managing members, members, or partners (whether general or limited) of Purchaser; or
(b)                                 contravene, conflict with, or result in a violation of any Applicable Law, or give any Governmental Authority or other Person the right to challenge the Transaction.

5.1.4                     Litigation.  No Legal Proceeding is pending, or to Purchaser’s knowledge, threatened that questions the validity of this Agreement or any action taken or to be taken by Purchaser pursuant hereto.

5.1.5                     Specially Designated National or Blocked Person.  Purchaser is in  compliance with all applicable anti-money laundering laws, including the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including Executive Order 13224 (“Executive Order”).  Purchaser (a) is not owned in whole or in part, or Controlled, in each such case, directly or indirectly by any Person on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control, and (b) is not a Person otherwise identified by any government or legal authority as a Person with whom a U.S. Person is prohibited from transacting business.  As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac. Notwithstanding anything in the Section 5.1.5 to the contrary, Seller acknowledges that Purchaser is, or is an Affiliate of, a real estate investment trust (the “REIT”), and that the REIT has and will seek to sell shares to the general public, accordingly, the representations and warranties in this Section 5.1.5 shall not apply with respect to any shareholder who owns twenty percent (20%) or less of any class of voting securities in the REIT.

5.1.6                     Merger or Acquisition Discussions; Other Prohibited Acts.  Neither Purchaser nor any of its Affiliates has been engaged in or undertaken any discussions or negotiations for the sale, assignment, transfer or other disposition, for value of otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or in a series of transactions, of any interest in Purchaser or any Person having an interest in Purchaser, directly or indirectly, which would result, directly or indirectly, in the transfer of any direct or indirect interest in Purchaser to a Competitor or in any other prohibited transfer under the Management Agreement.

5.1.7                     Bankruptcy.  No assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other similar proceedings, whether voluntary or involuntary, are pending against Purchaser.

5.2                               Other Obligations.  Purchaser acknowledges and agrees that the Management Agreement, and any other agreements contemplated thereby, will impose certain obligations upon Purchaser, as owner thereunder, and Purchaser agrees to assume such obligations.

5.3                               Survival.  The representations and warranties made in this Agreement by Purchaser are made as of the date hereof and shall be deemed remade by Purchaser as of the Closing Date with the same force and effect as if made on, and as of, the Closing Date.  All representations and warranties made in this Article V by Purchaser shall survive Closing for the applicable Claims Period.

ARTICLE VI

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to consummate the Transaction on the Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent on and as of the Closing Date:

6.1                               Closing Documents.  Seller shall have delivered (or caused to be delivered) to Purchaser the following:

6.1.1                     A certificate evidencing the Shares duly endorsed in blank or with stock powers duly executed by Seller and such other endorsements and assignments as are necessary to vest in Purchaser good and valid title to the Shares;

6.1.2                     The Management Agreement, duly executed by Manager and/or Licensor, as applicable;

6.1.3                     The written resignations of the Company’s directors and officers set out in Exhibit F;

6.1.4                     A certificate of an appropriate official, dated not more than thirty (30) days prior to the Closing Date, of the qualification and good standing of the Company to do business in the Company’s jurisdiction of formation and in each jurisdiction wherein, pursuant to Applicable Law, the conduct of the Company’s business or the Company’s ownership of Assets in such jurisdiction requires the Company to maintain qualification as a foreign corporation;

6.1.5                     The minute book, stock book and, if applicable, the corporate seal of the Company;

6.1.6                     Certified copies of applicable resolutions required for the Seller’s execution, delivery and performance of this Agreement, and certificates of incumbency with respect to Seller, the Company and such other Persons as Purchaser or Title Company may reasonably require;

6.1.7                     A certificate of a duly authorized officer of Seller confirming the continued truth and accuracy of its representations and warranties in this Agreement (subject to such modification as Seller may make pursuant to Section 4.20);

6.1.8                     A statement evidencing the payments, adjustments and prorations provided for hereunder and otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”), duly executed by Seller;

6.1.9                     Evidence that the Existing Management Agreement and the Inter-Company Facility Loan Agreement is terminated effective as of or prior to the Closing;

6.1.10              An original or copy of a Tax Clearance Letter issued by the Tax Assessor, Office of the Lieutenant Governor, U.S. Virgin Islands, reflecting that there are no delinquent property taxes assessed against the Real Property;

6.1.11              Evidence that all consents, authorizations and approvals set forth on Schedule 4.6.1 have been duly obtained;
6.1.12              Evidence that all of the Monetary Title Encumbrances and all of the indebtedness described on Schedule 4.15.3 shall have been paid in full (or in the case of Monetary Title Encumbrances, Seller has otherwise obtained a Monetary Encumbrance Release) and all related security interests shall have been terminated;

6.1.13              The Owner Agreement, duly executed by Manager and Licensor;

6.1.14              Such instrument(s) or transfers of title necessary to transfer all of MI’s right, title and interest in Lady Lynsey to the Company;

6.1.15              An Assignment and Assumption Agreement in the form attached as Exhibit I, duly executed by MI;

6.1.16              A certificate of exemption or “zero” withholding from the Virgin Islands Bureau of Internal Revenue that complies with Treas. Reg. § 1.1445-3 and IRS Rev. Proc. 2000-35; and

6.1.17              Such other documents, certificates, and other instruments as may be reasonably required to consummate the Transaction, each in form and substance reasonably satisfactory to Seller and Purchaser and executed by Seller, including, but not limited to, a customary owner’s affidavit.

6.2                               Seller Covenants.  All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

6.3                               Representations and Warranties.  Subject to Sections 4.20 and 4.21, the representations and warranties of Seller set forth in Article IV shall be true, correct and complete in all material respects on and as of the Closing Date.

6.4                               Satisfactory Title Policy.  The Title Company is prepared, upon the Closing, to issue an extended coverage ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy that is available in the jurisdiction in which the Real Property is located) in the amount of the Purchase Price, insuring or committing to insure title to the Real Property in the Company (the “Title Policy”), subject only to the Permitted Encumbrances (provided that (i) the availability of any endorsement to the Title Policy shall not be a condition to Purchaser’s obligation to close unless Seller has undertaken in writing to obtain such endorsement and (ii) any failure of the Title Company to be prepared, upon the Closing, to issue the Title Policy shall not be due to any action or inaction of Purchaser).

6.5                               Estoppel Certificates.  The Seller shall have used Commercially Reasonable Efforts to furnish to Purchaser, in form and content reasonably satisfactory to Purchaser and drafted by Purchaser, with estoppel certificates with respect to any Leases or covenants, conditions, and/or restrictions binding, restricting or benefitting the Real Property that are set forth in the Title Commitment and which provide for the Company’s ability to request such estoppel certificate.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to consummate the Transaction on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent on and as of the Closing Date:

7.1                               Purchase Price.  Purchaser shall have delivered to Seller the Adjusted Purchase Price together with payment by Purchaser of all Closing costs and reimbursements required under Article IX hereof.

7.2                               Management Agreement Payments.  Purchaser shall have delivered to Seller the working capital payment in accordance with Section 8.2.2 hereof.

7.3                               Closing Documents.  Purchaser shall have delivered (or caused to be delivered) to Seller:

7.3.1                     The Management Agreement, duly executed by Operating Tenant;

7.3.2                     The Owner Agreement, duly executed by Operating Tenant and the Company;

7.3.3                     Certified copies of applicable resolutions and certificates of incumbency with respect to Purchaser and such other Persons as Seller or the Title Company may reasonably require;

7.3.3                     A certificate of a duly authorized officer of Purchaser confirming the continued truth and accuracy of its representations and warranties in this Agreement;

7.3.4                     The Settlement Statement, duly executed by Purchaser;

7.3.5                     In the event Purchaser encumbers all or any portion of the Real Property with a mortgage or other security instrument on the Closing Date, a Subordination and Non-Disturbance Agreement with respect to the Management Agreement from Purchaser’s lender in form and substance reasonably acceptable to Manager;

7.3.6                     An Assignment and Assumption Agreement in the form attached as Exhibit I, duly executed by the Company; and

7.3.7                     Such other documents, certificates and other instruments as may be reasonably required to consummate the Transaction, each in form and substance reasonably satisfactory to Purchaser and Seller and executed by Purchaser or the Company (as applicable).

7.4                               Purchaser Covenants.  All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with in all material respects.

7.5                               Representations and Warranties.  The representations and warranties of Purchaser set forth herein at Article V shall be true, correct and complete in all material respects on and as of the Closing Date.

ARTICLE VIII

COVENANTS

8.1                               Covenants of Seller.  The Seller hereby covenants with Purchaser as follows:

8.1.1                     Compliance with Laws.  From the Effective Date until the Closing, the Seller shall (and shall cause the Company to) use Commercially Reasonable Efforts to comply in all material respects with (a) all Applicable Laws affecting the Company and the Assets, including maintaining in full force and effect all material Permits necessary for the current use, occupancy and operation of the Assets, and (b) all terms, covenants and conditions of instruments of record affecting the Real Property. From the Effective Date until the Closing, the Seller shall (and shall cause MI to) use Commercially Reasonable Efforts to comply in all material respects with all Applicable Laws affecting the Lady Lynsey.

8.1.2                     Licenses, Permits and Authorizations. From the Effective Date until the Closing, Seller shall (and shall cause the Company and MI to) use Commercially Reasonable Efforts to (a) maintain in full force and effect all material Permits necessary for the current use, occupancy and operation of the Hotel or the Real Property, the Assets, the Lady Lynsey and the Company’s operations, (b) obtain any consents, approvals, or authorizations that may be required under any material Permits in connection with a change in Control of the Company and (c) cause the Manager to maintain in full force and effect the liquor license for the Hotel.

8.1.3                     EDC Renewal.  The Seller shall (and shall cause the Company to) work in good faith jointly with Purchaser to obtain a renewal of the EDC, at Purchaser’s sole cost and expense.

8.1.4                     Operation of the Property.   From the Effective Date until the Closing:

(a)                                 the Seller shall (and shall cause the Company to) operate the Real Property, the Lady Lynsey and the other Assets in the same manner in which the Company operated the Real Property, the Lady Lynsey and the other Assets before the Effective Date, so as to keep the Real Property, the Lady Lynsey and other Assets in substantially the same condition that they were in on the Effective Date, reasonable wear and tear, casualty and condemnation excepted;

(b)                                 the Seller shall not (and shall cause the Company to not) cause or permit the sale, conveyance, assignment or other transfer of the Real Property or any portion thereof, except for (i) Contracts made in the Ordinary Course of Business, (ii) compliance with obligations of the Company under Contracts or under Applicable Laws, and (iii) any such action expressly permitted or required under any other provision of this Agreement;

(c)                                  the Seller shall (and shall cause the Company to) pay all premiums on Insurance Policies and maintain the same in full force and effect unless such Insurance Policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced;

(d)                                 the Seller shall not (and shall cause the Company to not) modify or release any warranties or guaranties held by Seller or the Company with respect to the Real Property. The Seller shall not (and shall cause the Company to not) enter into or otherwise negotiate any new collective bargaining agreement with any existing or prospective collective bargaining unit, except as required by Applicable Laws or as would be permitted pursuant to and in accordance with the Management Agreement if the same were then in effect;

(e)                                  the Seller shall not (and shall cause the Company to not) cause or permit any reductions of FAS or Inventories levels below customary, seasonally adjusted levels;

(f)                                   the Seller shall not (and shall cause the Company to not) enter into, modify or amend any Material Contract unless (a) any such agreement or modification will not bind Purchaser or the Company after the Closing Date or (b) the Seller has obtained Purchaser’s prior written consent to such agreement, modification or amendment, which consent shall not be unreasonably withheld, conditioned or delayed.  Purchaser shall have a period of ten (10) days after receipt of the Seller’s request to enter into, modify or amend any Material Contract to approve or disapprove in writing of the Seller’s request, and if Purchaser fails to approve or disapprove of the Seller’s request within such ten (10) day period, such request shall be deemed approved by Purchaser; and

(g)                                  the Seller shall provide Purchaser with a copy of any written notice received from Manager or the Company from any Governmental Authority of a proceeding to create any new assessment district that would include the Real Property or any part thereof.

8.1.5                     Casualty Loss.  In the event of a Casualty Loss, the Seller shall provide prompt notice thereof to Purchaser, and the following shall apply:

(a)                                 If the Casualty Loss results in a loss of less than thirty percent (30%) of the Purchase Price (the “Casualty Threshold Amount”) as reasonably estimated by Seller, (i) Purchaser will proceed to Closing, (ii) the Seller Parties shall have no obligation to repair or restore the Real Property or any portion thereof and (iii) (A) Purchaser will be entitled to retain all of the Company’s rights to insurance proceeds or condemnation proceeds and any and all insurance proceeds or condemnation proceeds actually received, except to the extent such insurance is related to business interruption for losses sustained before the Apportionment Time or extraordinary expenses incurred by Seller before the Closing and (B) the Purchase Price shall be reduced by any amount representing the deductible amount under the applicable insurance policy of the Company and, in connection with a Casualty Loss that is not related to condemnation or eminent domain, the amount of any uninsured loss up to thirty percent (30%) of the Purchase Price; or

(b)                                 If the Casualty Loss equals or exceeds the Casualty Threshold Amount, then within fifteen (15) Business Days after receipt of notice of such Casualty Loss from the Seller, Purchaser shall deliver a written notice to the Seller stating that Purchaser elects, at its option, to either:

(i)                                     proceed to Closing, in which case (A) the Closing Date may be extended by Purchaser’s election by up to thirty (30) days, (B) the Seller Parties shall have no obligation to repair or restore the Real Property or any portion thereof, (C) Purchaser will be entitled to retain all of the Company’s rights to insurance proceeds or condemnation proceeds and any and all insurance proceeds or condemnation proceeds actually received, except to the extent such insurance is related to business interruption for losses sustained before the Apportionment Time or extraordinary expenses incurred by Seller before the Closing and (D) the Purchase Price shall be reduced by any amount representing the deductible amount under the applicable insurance policy of the Company and, in connection with a Casualty Loss that is not related to condemnation or eminent domain, the amount of any uninsured loss up to thirty percent (30%) of the Purchase Price; or

(ii)                                  elect not to proceed to Closing and terminate this Agreement in which case Purchaser shall provide written notice thereof to the Seller, the Deposit shall be returned to Purchaser, this Agreement shall be terminated, and the Parties shall have no further liability to each other except as otherwise specifically provided herein.

8.1.6                     FF&E.  From the Effective Date until the Closing, the Seller shall not (and shall cause the Company to not) remove any FF&E located at the Hotel, except as the Company deems necessary in the Ordinary Course of Business (provided any such removed item of FF&E has been, or prior to Closing will be, replaced by an item of FF&E of at least comparable value and quality, unless the item FF&E removed was surplus to the Hotel’s requirements or of no material value).  Upon reasonable notice to the Seller and during reasonable business hours, Purchaser shall be entitled to inspect the FF&E at the Hotel prior to Closing; provided, however, that (a) such inspection shall not unreasonably interfere with the conduct of the Company’s business, (b) such inspection shall be at Purchaser’s sole expense and (c) Seller shall have the right to have a Representative present at any such inspections conducted by Purchaser and/or its Representatives.

8.1.7                     Termination of Existing Management Agreement.  At Closing, Seller shall cause the Company to terminate the Existing Management Agreement, at the sole cost, expense, and liability of Seller. Seller shall be responsible, and shall indemnify, defend, and hold harmless Purchaser (and the Company after Closing) from and against any and all Losses for all accrued “owner” obligations due under the Existing Management Agreement (other than those for which Purchaser receives a proration credit).  The indemnity provided in this Section 8.1.7 shall survive the Closing indefinitely and shall not be limited by the Claims Period.

8.1.8                     Seller Work.

(a)                                 Seller shall use Commercially Reasonable Efforts to obtain an Americans With Disabilities Act Compliance Plan from The United States Department of Justice for the Real Property (the “ADA Plan”) as soon as reasonably practicable after the Effective Date, but in no event later than one hundred eighty (180) days after the Effective Date. Once Seller has obtained the ADA Plan, the Parties shall attach the same hereto as Exhibit G pursuant to an amendment to this Agreement.  Seller shall complete, at Seller’s sole cost and expense, the scope of work set forth in the ADA Plan, except for the Ballroom Bathroom Work (the “Seller Work”), in accordance with the time periods required therein.  Purchaser acknowledges and agrees that Seller shall not be liable for the completion of any portion of the Ballroom Bathroom Work, and that Purchaser shall be solely responsible for the completion of the Ballroom Bathroom Work at Purchaser’s sole cost and expense after the Closing. Upon completion of each specific item of the Seller Work, Seller shall deliver to Purchaser a written notice that such item of the Seller Work has been completed and copies of the documents listed as “ADA Work Deliverables” on Exhibit G attached hereto with respect to such completed Seller Work (to the extent applicable) (each, a “Seller Work Completion Notice”).  Purchaser shall have a period of ten (10) days after receipt of a Seller Work Completion Notice (the “Seller Work Objection Period”) to ensure that, in Purchaser’s reasonable judgment, the subject Seller Work has been satisfactorily completed in accordance with this Agreement and the ADA Plan. If Purchaser, in its reasonable judgment, determines that the subject Seller Work has not been satisfactorily completed in accordance with this Agreement and the ADA Plan, Purchaser must specifically set forth Purchaser’s objections in such notice (a “Seller Work Objection Notice”); provided, however, that Purchaser may not object to the completion of any portion of the Seller Work that has been approved by The United States Department of Justice. If, however, Purchaser, in its reasonable judgment, determines that the subject Seller Work has been satisfactorily completed in accordance with this Agreement, then Purchaser shall memorialize in a writing (an “Acceptance Notice”) to Seller Purchaser’s acceptance of such completed Seller Work (each such date of acceptance with respect to a specific item of Seller Work is referred to herein as the “Acceptance Date”); provided that if Purchaser does not deliver a Seller Work Objection Notice or an Acceptance Notice to Seller before the expiration of the Seller Work Objection Period, Purchaser shall be deemed to have approved the completion of the Seller Work set forth in the Seller Work Completion Notice and the Acceptance Date for such Seller Work shall be the day immediately following the expiration of the Seller Work Objection Period.  Upon delivery of a Seller Work Objection Notice to Seller during the Seller Work Objection Period, Seller and Purchaser shall promptly meet and reasonably attempt, in good faith, to resolve their differences.

(b)                                 Seller shall use commercially reasonably efforts to cause any and all warranties and guaranties issued in connection with the Seller Work to be issued to the Company rather than to Seller, but, to the extent Seller is not successful in causing such warranties and guaranties to be issued to the Company rather than to Seller, then promptly after the Acceptance Date with respect to each specific item of Seller Work (or the Closing Date, if the Acceptance Date for any specific item of Seller Work occurs prior to the Closing), Seller shall assign to the Company all assignable warranties and guaranties held by Seller, if any, in connection with such specific item of Seller Work, and Seller shall be responsible for paying any costs associated with such assignments.

(c)                                  The Parties acknowledge that the completion of the Seller Work will not occur until after the Closing. Accordingly, to facilitate Seller’s performance and completion of the Seller Work, Purchaser hereby grants to Seller and its agents, employees, contractors, subcontractors, or other laborers, suppliers, or materialmen (“Seller’s Representatives”) the right to enter upon the Real Property from and after the Closing at their sole risk from time to time and take whatever steps and actions are reasonably necessary to perform and complete the Seller Work, including, but not limited to, the right to bring onto the Real Property all materials and equipment that are required to perform and complete the Seller Work.  In addition, the following terms and conditions shall apply with respect to all Seller Work performed after the Closing:

(i)                                     Purchaser shall reasonably cooperate with Seller, at Seller’s sole cost and expense, in the performance and completion of the Seller Work by Seller and Seller’s Representatives.

(ii)                                  All Seller Work shall be conducted by Seller or Seller’s Representatives (x) upon reasonable advance notice to Manager, (y) in a good and workmanlike manner and (z) in compliance with the ADA Plan and all other Applicable Laws.  A representative of Purchaser shall have the right, but not the obligation, to be present during any

Seller Work.  Seller shall not unreasonably interfere, or permit Seller’s Representatives to unreasonably interfere, with the access to or operation of the Hotel, or the use, occupancy or enjoyment rights of any guests or occupants of the Hotel in connection with the performance of
Seller Work.  Notwithstanding the foregoing, Purchaser acknowledges and agrees that certain portions of the Hotel and the Real Property will not be available for use by guests or occupants during periods of Seller’s completion of the Seller Work.  Seller shall not cause, permit or suffer any Lien to be asserted against the Real Property as a result of the Seller Work.  Seller shall, at its own expense, promptly restore any damage to the Real Property caused by Seller or any of  Seller’s Representatives during performance of the Seller Work.

(iii)                               Seller shall comply with all reasonable rules and regulations that Manager may establish from time to time with respect to the Seller Work and, without limiting the generality of the foregoing, Seller and Seller’s Representatives shall (x) protect all public sidewalks and private pedestrian passageways, and building perimeter areas and (y) provide adequate protection of construction workers, guests, Hotel employees and invitees with respect to the Seller Work.

(iv)                              Before conducting and during any Seller Work, Seller and Seller’s Representatives conducting any the Seller Work shall keep in force the following levels of insurance coverage and provide a certificate of insurance evidencing such coverage to the Company or Purchaser (naming the Company, Purchaser or either of their designated nominee as an additional insured) prior to entry: (x) workers’ compensation insurance in accordance with Applicable Laws, (y) commercial general liability insurance with primary and excess limits of at least $1,000,000 with respect to Seller and commercial general liability insurance with primary and excess limits of at least $1,000,000 with respect to Seller’s general contractor and (z) automobile liability insurance in accordance with Applicable Laws. Purchaser acknowledges that after the Closing, Seller may not have an insurable interest in the Real Property and therefore may be unable to obtain property insurance thereon.  Accordingly, Purchaser agrees to procure and maintain property insurance for the Real Property and ongoing and completed repairs thereto (i.e., the Seller Work) until the Acceptance Date for the last item of Seller Work.

(d)                                 If Seller defaults in its performance of any of the Seller Work after the Closing, then the Company may notify Seller of such default, and if Seller has not cured such default within ninety (90) days after receipt of the Company’s notice, the Company may proceed to cure such default (provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such ninety (90) day period and Seller shall have commenced such cure within such ninety (90) day period and thereafter diligently and expeditiously proceeds to cure the same, such ninety (90) day period shall be extended for a period reasonably required to effect such cure, but in no event in excess of one hundred twenty (120) days from Seller’s receipt of the Company’s original notice), and Seller shall reimburse the Company for any and all expenses associated with curing such default no later than thirty (30) days after receipt of an invoice therefor.

(e)                                  The provisions of this Section 8.1.8 shall survive the Closing.

8.1.9                     Banking Facilities.  At or prior to the Closing, Seller shall close each account or safety deposit box maintained in the name of the Company at any bank, savings and loan, or similar financial institution.

8.2                               Covenants of Purchaser.  Purchaser hereby covenants with Seller as follows:

8.2.1                     Competitor.  Prior to Closing, neither Purchaser nor its Affiliates shall enter or attempt to enter into any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or a series of transactions, of any interest in Purchaser or any Person having an interest in Purchaser, directly or indirectly, which results, directly or indirectly, in any prohibited transfer under the Management Agreement, including the transfer of any direct or indirect interest in Purchaser to a Competitor.  If Purchaser enters or attempts to enter into such a transaction or transactions, Seller shall have the right, but not the obligation, to terminate this Agreement and receive the Deposit, and such termination by Seller shall not constitute a Seller Default hereunder.

8.2.2                     Working Capital.  At Closing, Purchaser shall deliver to Manager the working capital payment required under Section 4.05 of the Management Agreement.

8.2.3                     EDC Renewal.  Purchaser shall work in good faith with the Seller Parties to obtain a renewal of the EDC.

ARTICLE IX

ADJUSTMENTS AND PRORATIONS; TRUE-UPS; CLOSING COSTS; BAGGAGE AND SAFE DEPOSIT BOXES

9.1                               Adjustments and Prorations.  The following matters and items pertaining to the Property shall be apportioned between the Parties or, where applicable, credited in total to a particular Party, as of the Apportionment Time.  The Adjusted Purchase Price shall be calculated at Closing by deducting net credits in favor of Purchaser from the balance of the Purchase Price and adding net credits in favor of Seller to the balance of the Purchase Price.  Except as otherwise expressly provided herein, Seller shall be entitled to all revenues (including all Accounts Receivable) and shall be responsible for all expenses (including all trade payables) of the Hotel for all periods prior to the Apportionment Time, and Purchaser shall be entitled to all revenues (including all Accounts Receivable) and shall be responsible for all expenses (including all trade payables) of the Hotel for the period of time from and after the Apportionment Time.  Unless otherwise indicated below, the default method for calculating any proration or allocation shall be based on the number of days in a calendar year.

9.1.1                     Guest Ledger and Housekeeping.  Seller shall receive a credit for all guest ledger receivables, net of credit card commissions and travel agency commissions, for all room nights and other charges up to but not including the room night preceding the Closing Date. Purchaser shall be entitled to the amounts of guest ledger receivables for the room nights and other charges for all room nights commencing on and after the Closing Date; provided, however, that (a) Seller shall receive a credit equal to one-half of the amount of the room revenue included on the guest ledger for the room night preceding the Closing Date and (b) all other revenues included on the guest ledger, including revenues from restaurants, bars, lounge facilities, banquet facilities, audio visual, and gift shops, prior to the Apportionment Time shall belong to Seller and Seller shall bear all expenses related to such revenues, including payroll and food and beverage costs.  Seller shall be solely responsible for all housekeeping costs in connection with the operation of the Hotel for any period of time before the Apportionment Time, and Purchaser shall be solely responsible for all housekeeping costs in connection with the operation of the Hotel for any period from and after the Apportionment Time.
9.1.2                     Taxes and Assessments.  Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any sales, use or occupancy tax, due or owing to any governmental entity in connection with the operation of the Real Property, the Lady Lynsey and the Company’s other Assets for any period of time before the Apportionment Time, and Purchaser shall be solely responsible for all such taxes for any period from and after the Apportionment Time, and provided further that any income tax arising as a result of the sale and transfer of the Shares to Purchaser or the Lady Lynsey to the Company shall be the sole responsibility of Seller.  All ad valorem taxes, special or general assessments, real property taxes, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Apportionment Time between Purchaser and Seller, on an accrual basis, on the basis of the fiscal year for which such tax or assessment is assessed, with Seller responsible for the payment of all such taxes accruing with respect to the period prior to the Apportionment Time and Purchaser responsible for all such taxes accruing with respect to the period from and after the Apportionment Time.  If accurate allocations cannot be made at Closing because current bills are not obtainable for such tax or assessment, the Parties shall allocate at Closing on the best available information, and shall adjust such allocations upon receipt of the final bill for such tax or assessment in accordance with Section 9.2.

9.1.3                     Utilities; Telephone.  Telephone charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such utility service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser.  Where possible, cutoff readings will be secured for all utilities as of the Apportionment Time.  To the extent cutoff readings are not available, the cost of such utilities shall be apportioned between the Parties on the basis of the latest actual (not estimated) bill for such service.

9.1.4                     Permits.  Fees paid prior to the Closing Date for Permits held by the Company that extend beyond the Apportionment Time shall be prorated as of the Apportionment Time between Purchaser and Seller.

9.1.5                     Hotel Bookings.  Purchaser shall receive a credit for advance payments and deposits, if any, under Hotel bookings to the extent the Hotel bookings relate to a period on or after the Apportionment Time.

9.1.6                     Security Deposits.  Purchaser shall be entitled to a credit for all security and other deposits, if any, held, or required to be held, by the Company as of the Apportionment Time with respect to Contracts that extend beyond the Apportionment Time.

9.1.7                     Contracts.  Expenses under the Contracts shall be prorated as of the Apportionment Time between Purchaser and Seller.

9.1.8                     Title Exceptions.  Expenses, if any, under title exceptions disclosed in the Title Commitment shall be prorated as of the Apportionment Time between Purchaser and Seller.

9.1.9                     Prepaid Expenses.  Seller shall receive a credit for all Prepaid Expenses.

9.1.10              City Ledger Receivables. City ledger receivables (i.e., amounts, including room charges and charges for food and beverages, accrued to the accounts of guests who have vacated the Hotel before the Apportionment Time) shall remain the sole property of Seller.
9.1.11              Inventories; Items Held for Sale; and Certain FAS.  Seller shall receive a credit equal to one hundred percent (100%) of the replacement value of the Inventories and, to the extent not otherwise included in Inventories, all items held for sale in any gift shop at the Hotel.

9.1.12              Cash Accounts.  All funds held in any accounts maintained by or for the benefit of Seller or the Company at the Apportionment Time will be removed by Seller at or prior to the Closing for the benefit of Seller.

9.1.13              House Banks.  Notwithstanding the provisions of Section 9.1.12, Seller shall receive a credit for the cash held in the Hotel house banks and any petty cash at the Hotel as of the Apportionment Time, and such cash shall remain at the Hotel for the benefit of Purchaser.

9.1.14              Other Items.  Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property or of a hotel shall be prorated as of the Apportionment Time in accordance with local custom in the jurisdiction in which the Hotel is located.

9.2                               Closing Statement; True-Up.  At Closing, Seller shall prepare and deliver to Purchaser an estimate of Seller’s and Purchaser’s credits calculated pursuant to Section 9.1 of this Agreement.  Except for allocations (a) made pursuant to Section 9.1.2 hereof, and (b) with respect to Accounts Receivable and trade payables, on or before the ninetieth (90th) day after the Closing Date, Seller and Purchaser shall cause Manager to prepare and deliver to Seller and Purchaser a final statement showing the final amounts of credits due Seller or Purchaser as of the Apportionment Time (the “Post-Closing Credit True-Up”).  The Post-Closing Credit True-Up for allocations (i) made pursuant to Section 9.1.2 hereof, and (ii) with respect to Accounts Receivable and trade payables, shall be made on or before the thirtieth (30th) day following receipt of the final bills or payments therefor.   All adjustments to amounts of credits due Seller or Purchaser made as a result of the Post-Closing Credit True-Up shall be paid to the Party entitled thereto in cash or other immediately available funds within thirty (30) days after the final determination thereof.  In the event the Parties have not agreed with respect to the adjustments to credits due Seller or Purchaser as of the Apportionment Time required to be made pursuant to Section 9.1, upon application by such Party, a certified public accountant reasonably acceptable to Seller and Purchaser shall determine any such adjustments which have not theretofore been agreed upon by the Parties and all adjustments to be made as a result of the final results of the Post-Closing Credit True-Up shall be paid to the Party entitled to such adjustment within thirty (30) days after the certified public accountant’s determination thereof. The charges of such accountant shall be borne equally by Seller and Purchaser.

9.3                               Closing Costs.

9.3.1                     Purchaser shall be responsible for one hundred percent (100%) of all Third Party Costs.  To the extent that any Third Party Costs shall have been paid on or prior to the Closing Date by Seller (without implying any Seller obligation to advance Third Party Costs), Purchaser shall reimburse Seller at Closing for such Third Party Costs. In addition, Purchaser will be responsible for one-half (1/2) of any Transfer Taxes, escrow charges or other expenses payable to the Title Company in connection with the Transaction.
9.3.2                     Seller shall be responsible for one hundred percent (100%) of all costs and expenses related to the Survey, the fees and expenses of counsel of the Seller Parties and their respective Affiliates, and any other costs and expenses incurred by or on behalf of the Seller Parties or their respective Affiliates in connection with the Transaction. Seller shall be responsible for one-half (1/2) of any Transfer Taxes, escrow charges or other expenses payable to the Title Company in connection with the Transaction, except for any such charges or other expenses payable to the Title Company in connection with the Transaction that constitute Third Party Costs.

9.3.3                     Except to the extent set forth in Section 9.3.1 through Section 9.3.2, Seller and Purchaser shall each pay their own separate costs and expenses incurred in connection with the Transaction.

9.3.4                     The obligations of the Parties under this Section shall survive the Closing or termination of this Agreement.

9.4                               Baggage; Safe Deposit Boxes.  On the Closing Date, the Representatives of Seller and Purchaser shall take an inventory of (i) all safe deposit boxes in the Hotel (other than personal safes located in guest rooms for use by Hotel guests) (the “Safe Deposit Boxes”); (ii) all (A) luggage, valises, trunks, parcels, laundry, valet packages, valet parked vehicles, and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel, other than property in the Safe Deposit Boxes, (B) luggage, valises, trunks, parcels, laundry, valet packages, and other property of guests then or formerly in the Hotel retained by Seller or the Company as security for any unpaid accounts receivable, and (C) items contained in the Hotel’s lost and found (the items listed in this clause (ii) that are included in such inventory are referred to herein, collectively, as the “Baggage”); and (iii) all unused baggage claim checks and valet parking claim tickets (collectively the “Unused Claim Checks”).  If Purchaser elects not to take an inventory with Seller of the Safe Deposit Boxes, Baggage and Unused Claim Checks, Seller’s inventory of such items will be deemed accurate.  From and after the making of such inventory of the Safe Deposit Boxes, Baggage and Unused Claim Checks, Purchaser shall be responsible for all Safe Deposit Boxes, all claims relating to Unused Claim Checks and all Baggage, but only to the extent the same are listed or described in the inventory thereof.

9.5                               House Banks.  For purposes of determining the credits due Seller pursuant to Section 9.1.13 hereof, on the Closing Date, Representatives of Purchaser and Seller shall conduct a physical count of cash held in the Hotel house banks and any petty cash at the Hotel.  If Purchaser elects not to conduct with Seller a physical count of cash held in the Hotel house banks or petty cash located at the Hotel, Seller’s physical count shall be deemed accurate, complete and binding on the Parties for purposes of determining the credits due Seller.

9.6                               Inventories.  For purposes of determining the credits due Seller pursuant to Section 9.1.11 hereof, on the night before the Closing Date and after all food and beverage outlets at the Hotel have closed for business Representatives of Purchaser and Seller shall conduct a physical count of Inventories and, to the extent not otherwise included in Inventories, all items held for sale in any gift shop at the Hotel.   If Purchaser elects not to conduct such physical count with Seller, Seller’s physical count shall be deemed accurate, complete and binding on the Parties hereto for purposes of determining the credits due Seller.
9.7                               Dispute Resolution.  In the event Seller and Purchaser have not agreed with respect to any adjustments, prorations, true-ups, or other payments required to be made pursuant to this Article IX (collectively “Adjustments”) within thirty (30) days after delivery of a statement showing such Adjustments, Seller and Purchaser shall engage an independent and qualified expert (an “Expert”) to determine any such Adjustments which have not been theretofore agreed upon by Seller and Purchaser.  If Seller and Purchaser shall not be able to agree upon an Expert within the period described, then within ten (10) days after the expiration of such period, each of Seller and Purchaser shall select its own Expert (the “Party’s Expert”).  Each Party’s Expert shall make an independent determination of the Adjustments to be made between Seller and Purchaser, and such Adjustments shall be submitted to a third Expert jointly selected by each Party’s Expert (the “Final Expert”).  As to each of the Adjustments, the Final Expert must select from the Adjustments presented by each Party’s Expert without any deviation, and such selection shall be binding upon all of the Parties.  If Seller and Purchaser agree on the selection of an Expert as provided herein, then all costs and expenses incurred shall be divided equally between Seller and Purchaser.  If Seller and Purchaser are unable to so agree then each such Party shall bear its own costs, including the costs of each such Party’s Expert, and the costs of the Final Expert shall be divided equally between Seller and Purchaser.

9.8                                     Tax Procedures.

(a)                                 After Closing, Purchaser shall cause the Company to prepare, or cause to be prepared, and file, or cause to be filed, any tax returns of the Company to be filed after the Closing Date, provided that Purchaser will provide to Seller an opportunity to review and comment on any tax returns to be filed after the Closing Date that include any pre-Apportionment Time taxes and will make such revisions to such tax returns as are reasonably requested by Seller.

(b)                                 The Company shall control any audit of the tax returns of the Company; provided, however, that Purchaser shall cause the Company to obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if such audit relates to any pre-Apportionment Time taxes; and, provided further, that, at any time, Seller shall be entitled to assume the defense of such claim from the Company and to employ counsel of its choice for such purpose reasonably acceptable to the Company, the fees and expenses of which separate counsel shall be borne solely by Seller.  In the case of an audit that relates to a Straddle Period, the costs of such audit shall be apportioned between pre-Apportionment Time and post-Apportionment Time periods to the extent reasonably determinable to such periods, and if not so reasonably determinable, prorated based on the number of days in each period, and the Company and Seller shall each have the right to control such audit.

(c)                                  Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return pursuant to this Section 9.8 or in connection with any audit or other proceeding in respect of taxes of the Company. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller shall retain all tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for any taxable period beginning before the Apportionment Time until the expiration of the statute of limitations of the taxable periods to which such tax returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective tax periods.

9.9                               Survival.  The provisions of this Article IX shall survive Closing for the Claims Period except that Section 9.1.2 and 9.8 shall survive Closing indefinitely.

ARTICLE X

DEFAULT

10.1                        Default by Seller.  If Seller fails to perform any of the material pre-Closing covenants and agreements contained herein and such condition or failure continues for a period of thirty (30) days (or such additional period as may be reasonably required to effectuate a cure of the same) after notice thereof from Purchaser (except that there shall be no notice and cure period for Seller’s failure to perform its obligations on the Closing Date) (a “Seller Default”), Purchaser may (i) terminate this Agreement by delivery of written notice to Seller and Title Company, whereupon the Deposit shall be refunded to Purchaser, and the Parties shall have no further obligations to each other except as specifically provided herein; (ii) seek specific performance; or (iii) waive the Seller Default and proceed to Closing hereunder.  Notwithstanding anything herein to the contrary, in the event that Seller defaults in its obligations under this Agreement and Purchaser terminates this Agreement and receives a refund of the Deposit from the Title Company, Purchaser may also recover from Seller Purchaser’s actual out-of-pocket costs and expenses reasonably incurred in connection with its investigation of the Real Property and the Transaction up to an aggregate amount of Two Hundred Thousand Dollars ($200,000). Purchaser hereby acknowledges and agrees that the recovery of the Deposit or, alternatively, the pursuit of specific performance against Seller shall be the sole and exclusive remedy of Purchaser upon a Seller Default.  In the event Purchaser prevails in a non-appealable judgment for specific performance thereunder, Seller shall reimburse Purchaser for all reasonable legal fees and disbursements, court costs, and all other reasonable and direct costs of such action, provided that no such action in specific performance shall seek to require Seller to do any of the following except as otherwise may be required under the terms and conditions of this Agreement:  (x) change the condition of the Property from that existing on the date of this Agreement or restore the same after any fire or other casualty; or (y) expend money or post a bond to remove a title encumbrance or defect, other than Monetary Title Encumbrances, or correct any matter disclosed or shown on the Title Commitment.  Purchaser shall be deemed to have waived its remedy of specific performance, as provided in this Section unless such action shall be instituted by Purchaser within sixty (60) days after Seller’s failure or refusal to cure a Seller Default as provided above.

10.2                        Default by Purchaser.  If Purchaser shall fail to perform any of the material pre-Closing covenants and agreements contained herein and such condition or failure continues for a period of thirty (30) days (or such additional period as may be reasonably required to effectuate a cure of the same) after notice thereof from the Seller (except that there shall be no notice and cure period for Purchaser’s failure to perform its obligations on the Closing Date) (a “Purchaser Default”), the Seller, as its sole and exclusive remedy under this Agreement for a Purchaser Default, may by delivery of written notice to Purchaser and Title Company, terminate this Agreement, whereupon the Deposit shall be released to Seller as the Seller’s sole and exclusive remedy, and the Parties shall have no further obligations to each other except as specifically provided herein.  The Parties acknowledge and agree that (a) it would be extremely difficult to accurately determine the amount of damages suffered by the Seller as a result of Purchaser’s default hereunder; (b) the Deposit is a fair and reasonable amount to be retained by the Seller as agreed and liquidated damages for a Purchaser Default under this Agreement in light of Seller’s removal of the Shares and the Real Property from the market and the costs incurred by the Seller; and (c) retention by Seller of the Deposit upon a Purchaser Default hereunder shall not constitute a penalty or a forfeiture.

ARTICLE XI

INDEMNIFICATION

11.1                        Survival of Representations, Warranties and Indemnities.  Unless otherwise expressly set forth in this Agreement, the representations and warranties of Seller and Purchaser contained in this Agreement shall survive for the following period (the “Claims Period”) after the Closing:

(a)                                 with respect to the representations and warranties by Seller contained in Section 4.1, Section 4.2, Section 4.4, Section 4.7, Section 4.13, Section 4.15.2, Section 4.15.3 and Section 12.1 (collectively, the “Seller Surviving Representations”), indefinitely;

(b)                                 with respect to the representations and warranties by Purchaser contained in Section 5.1.1, Section 5.1.2, Section 5.1.5 and Section 12.1, indefinitely; and

(c)                                  with respect to all other representations and warranties, for a period of twelve (12) months from the Closing Date.

11.2                        Indemnification by Seller.  Subject to the terms and conditions of this Article XI, Seller shall save, defend, indemnify and hold harmless Purchaser and its Affiliates, and their officers, directors and employees (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, fines, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) but excluding incidental, consequential and punitive damages (except to the extent such damages are made a part of a Third Party Claim) (hereinafter collectively, “Losses”), incurred, sustained or suffered by any Purchaser Indemnified Party to the extent arising out of or resulting from (a)  any Legal Proceeding described on Schedule 4.4 attached hereto; (b) any breach by Seller of its Post-Closing True-Up payment obligations set forth in Section 9.2; (c) the performance and completion of the Seller Work in accordance with Section 8.1.8;  (d) liabilities, actual or contingent, with respect to Hotel Employees accrued or accruing in accordance with GAAP up to and through the Apportionment Time, including, without limitation, any and all obligations or liabilities for (i) wages, salaries, vacation, sick leave, fringe benefits, payroll taxes, and any other paid leave accrued or accruing with respect to Hotel Employees; (ii) contributions and other payments to employee benefit plans (as defined in ERISA) to which any of Seller, Manager or an Affiliate of Seller or Manager currently makes contributions on account of any Hotel Employees, (iii) worker’s compensation claims based on any real or alleged occurrence; (iv) other amounts payable under any collective bargaining agreement; and (v) claims or penalties under Applicable Laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the WARN Act, ERISA, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985);  (e) any material breach of any representation or warranty made by Seller contained in this Agreement; and (f) any other Third Party Claim against any Purchaser Indemnified Party which arises from an event that occurs prior to the Closing with respect to the operation or ownership of the Company, the Shares, the Real Property, the Lady Lynsey or any of the Company’s other Assets; provided, however, that this indemnity shall expressly exclude all Losses with respect to the physical condition of the Real Property, the Lady Lynsey or the other Assets (regardless of whether such condition existed before or exists after the Closing Date), including, without limitation, the design, construction, engineering, maintenance, and repair or environmental condition of the Real Property, the Lady Lynsey or the other Assets, whether arising before or after the Closing.

11.3                        Indemnification by Purchaser.  Subject to the terms and conditions of this Article XI, Purchaser shall save, defend, indemnify and hold harmless Seller and its Affiliates, and their officers, directors and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (a) any breach of any representation or warranty made by Purchaser contained in this Agreement, (b) any taxes due from or with respect to the Company for periods or portions thereof beginning at the Apportionment Time, together with any fines, penalties or late fees assessed in connection with the foregoing, (c) any Legal Proceedings affecting or otherwise related to the Real Property, the Lady Lynsey or the Company to the extent arising from post-Closing matters or events and (d) any other Third Party Claim against any Seller Indemnified Party which arises from an event that occurs from or after the Closing with respect to the operation or ownership of the Company, the Shares, the Real Property, the Lady Lynsey or any of the Company’s other Assets.

11.4                        Procedures.

11.4.1              In order for a Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person other than Seller and its Affiliates or Purchaser and its Affiliates, as the case may be, against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide as part of the initial written notice of claim, the information set forth in the preceding sentence shall not invalidate the effectiveness of the written notice provided the information is delivered in a reasonable time period thereafter.  Except as set forth in Section 11.5.1, the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that the Indemnifying Party is prejudiced by such failure.
11.4.2              The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent unless the Indemnifying Party withdraws from the defense of such Third Party Claim.  If the Indemnifying Party does not assume the defense of any such claims or proceeding pursuant to this Section 11.4 and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.  The Indemnifying Party and its counsel shall keep the Indemnified Party fully advised as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the Indemnified Party to any monetary liability, includes a complete, unconditional release of the Indemnified Party from all liability with respect to such Third Party Claim, and does not constitute an acknowledgement or acceptance by the Indemnified Party of fault, culpability, or responsibility of any kind.

11.4.3              In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide as part of the initial written notice of claim, the information set forth in the preceding sentence shall not invalidate the effectiveness of the written notice provided the information is provided in a reasonable time period thereafter. Except as set forth in Section 11.5.1, the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnifying Party shall have thirty (30) days after receipt of notice of any claim pursuant to this Section to (i) agree to the amount or method of determination set forth in such claim and to pay such amount to such Indemnified Party, or (ii) provide the Indemnified Party with notice (a “Dispute Notice”) that it disagrees with the amount or method of determination set forth in such claim.  If the Indemnifying Party has timely delivered a Dispute Notice, the Indemnifying Party and the Indemnified Party shall, during a period thirty (30) days from the Indemnified Party’s receipt of such Dispute Notice, negotiate to achieve resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved as otherwise provided in this Agreement.

11.5                        Limits on Indemnification

11.5.1              No claim may be asserted against any Party under this Article XI unless written notice of such claim is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim. No claim may be asserted against any Party for breach of a representation or warranty after the applicable Claims Period.

11.5.2              Notwithstanding anything to the contrary contained in this Agreement, (a) with respect to any breach of a representation or warranty made by Seller herein (other than a Seller Surviving Representation) (i) Seller shall not be liable unless and until the aggregate amount of Losses sustained as a result of such breach that may be recovered from Seller equals or exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Threshold Amount”) (provided, however, that if the aggregate amount of Losses that may be recovered from Seller, from the first dollar, exceeds the Threshold Amount, then Purchaser shall be entitled to recover the full amount of its Losses, subject to the Indemnification Limit) and (ii) the maximum aggregate amount of Losses which may be recovered by Purchaser for all such breaches shall equal three percent (3%) of the Purchase Price (the “Indemnification Limit”), and (b) no Party shall have any liability under any provision of this Agreement for any punitive, consequential, special or indirect damages relating to the breach or alleged breach of this Agreement, except to the extent such damages are made a part of a Third Party Claim. For the avoidance of doubt, the Indemnification Limit and

Threshold Amount shall not be applicable with respect to a breach of a Seller Surviving Representation, the indemnity in Section 8.1.7 or any indemnity in Section 11.2 other than Section 11.2(e).

11.5.3              For all purposes of this Article XI, Losses shall be net of (i) any insurance (other than any self-insured retention program) or other recoveries paid (subject to Section 11.6) by a third party to the Indemnified Party or its Affiliates in connection with the facts, events or circumstances giving rise to the right of indemnification, and (ii) any net tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any tax benefit arising in subsequent taxable years).

11.5.4              Purchaser and Seller shall cooperate with each other with respect to resolving any Third Party Claim with respect to which one Party is obligated to indemnify the other Party hereunder, including by making Commercially Reasonably Efforts to mitigate such claim.  In the event that Purchaser or Seller shall fail to make such Commercially Reasonably Efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person to the extent of any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such Commercially Reasonable Efforts.
11.5.5     Notwithstanding anything to the contrary contained herein, with respect to the Seller Work, (a) Purchaser and the Purchaser Indemnified Parties shall first look to their rights and remedies pursuant to the warranties and guarantees held by the Company before making any claim against Seller under Sections 11.2(c) or 8.1.8 for a breach of Section 8.1.8 and (b) from and after the one (1) year anniversary of the Acceptance Date with respect to a specific item of Seller Work (each such date with respect to a specific item of Seller Work is referred to herein as the “Seller Work Indemnity Termination Date”) neither Purchaser nor any Purchaser Indemnified  Party may assert a claim under Sections 11.2(c) or 8.1.8 for a breach of Section 8.1.8 with respect to such specific item of Seller Work, it being agreed that after the applicable Seller Work Indemnity Termination Date Purchaser and any Purchaser Indemnified  Party shall look solely to their rights and remedies pursuant to the warranties and guarantees held by the Company in connection with the applicable Seller Work (other than with respect to any claims for Losses previously made prior to the Seller Work Indemnity Termination Date).

11.6        Assignment of Claims

11.6.1     If Purchaser receives any payment from Seller in respect of any Losses pursuant to Section 11.2 and Purchaser Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against Seller, Purchaser Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Seller to recover from the Potential Contributor the amount of such payment.  Any payment received in respect of such claim shall be distributed, (i) first to Purchaser Indemnified Party in the amount of any deductible or similar amount required to be paid by Purchaser Indemnified Party prior to Seller being required to make any payment to Purchaser Indemnified Party, (ii) second to Seller in an amount equal to the aggregate payments made by Seller to Purchaser Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim, and (iii) the balance, if any, to Purchaser Indemnified Party.

11.6.2     If Seller receives any payment from Purchaser in respect of any Losses pursuant to Section 11.3 and Seller Indemnified Party could have recovered all or a part of such Losses from a Potential Contributor based on the underlying claim asserted against Purchaser, Seller Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Purchaser to recover from the Potential Contributor the amount of such payment.  Any payment received in respect of such claim shall be distributed, (i) first to Seller Indemnified Party in the amount of any deductible or similar amount required to be paid by Seller Indemnified Party prior to Purchaser being required to make any payment to Seller Indemnified Party, (ii) second to Purchaser in an amount equal to the aggregate payments made by Purchaser to Seller Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim, and (iii) the balance, if any, to Seller Indemnified Party.

11.7        Disclaimer.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN CONNECTION WITH PURCHASER’S PURCHASE OF THE SHARES, PURCHASER IS
TAKING THE REAL PROPERTY AND ALL OF THE COMPANY’S OTHER ASSETS “AS IS,” “WHERE IS” AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND THAT SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE HABITABILITY, MERCHANTABILITY OR FITNESS, USAGE, SUFFICIENCY, OR SUITABILITY FOR ANY PARTICULAR PURPOSE, OR ANY TITLE,

CONDITION OR VALUE THEREOF EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND VOID.  NO REPRESENTATIONS, WARRANTIES, OR INFORMATION MADE BY ANY PERSONS, INCLUDING ANY REPRESENTATIVE OF SELLER, AND ANY HOTEL AND PROPERTY INFORMATION OR MATERIAL CONTAINED IN ANY INFORMATION MEMORANDUM, CIRCULAR, PACKAGE, OR REQUESTS FOR EXPRESSIONS OF INTEREST, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED.  THE PROVISIONS OF THIS SECTION 11.7 HAVE BEEN NEGOTIATED BY THE PARTIES AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY.  PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT DISCLAIMERS IN THIS SECTION 11.7 ARE “CONSPICUOUS  DISCLAIMERS,” AND ANY COVENANTS IMPLIED BY LAW, INCLUDING COVENANTS IMPLIED BY THE USE OF THE WORDS “SELL,” “GRANT,” “CONVEY,” “ASSIGN,” “TRANSFER,” AND “DELIVER” ARE EXPRESSLY DISCLAIMED, WAIVED AND NEGATED.

11.8        Survival.  The provisions of this Article XI shall survive the Closing.

ARTICLE XII

MISCELLANEOUS

12.1        Broker.  Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property, except that Seller has retained the services of CBRE Group, Inc. (the “Broker”), and the payment of any fee or commission to the Broker shall be subject to the terms and conditions of a separate written agreement between Seller and the Broker, and such fee or commission owed or alleged to be owed to Broker shall in no way be the responsibility of Purchaser.  If any Person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with either Seller or Purchaser in connection with the Transaction, other than Broker, then either Seller or Purchaser, as the case may be, shall indemnify, defend, and hold harmless the other from such claim in accordance with Section 11.2(e) or Section 11.3(a), as applicable. Purchaser represents that it is not affiliated with the Broker.  This Section 12.1 shall survive the Closing indefinitely and shall not be limited by the Claims Period.

12.2        Intentionally Omitted.
12.3        Notices

12.3.1     Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either by hand or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, with all delivery and freight charges prepaid, or by facsimile, provided a copy of such notice is also sent by Federal Express or similar expedited commercial carrier for delivery on the next Business Day following transmission of the facsimile.

12.3.2     All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, upon the date of receipt or refusal, or, with respect to notice by facsimile, upon receipt of electronic confirmation of delivery, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

12.3.3     All such notices shall be addressed:

If to Seller (or the Company prior to Closing):

RC Hotels (Virgin Islands), Inc.
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland  20817
Attn:       Sarah Hays
Phone:   (301) 380-9725
Fax:        (301) 380-5067

with a copy to:                                                               Marriott International, Inc.

10400 Fernwood Road, Department 52/923
Bethesda, Maryland  20817
Attn:       Phil Brandt, Esq.
Phone:   (301) 380-7212
Fax:        (301) 380-6727

and

Venable LLP
750 East Pratt Street, Suite 900
Baltimore, Maryland 21202
Attn:       Dana M. Fidazzo, Esq.
Phone: (410) 528-2348
Fax:        (410) 244-7742
If to Purchaser (or the Company after the Closing):

Ashford Thomas LLC
c/o Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, Texas  75254

Attn:  David A. Brooks and Christopher A. Peckham

Phone: (972) 778-9270
Fax:  (972) 490-9605

with a copy to:                                                               Cynthia B. Nelson

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201

Phone: (214) 999-4884
Fax:  (214) 999-3884

If to Title Company:                               Duensing, Casner & Fitzsimmons

Attn:       A. James Casner, P.C.
Phone:   (340) 774-6011, ext. 102
Fax:        (340) 774-6011, ext. 102

For Fed Ex, DHL and UPS:
Electra House
5060 Forts Straede,
St. Thomas, U.S. Virgin Islands 00802

For U.S. Postal Service:

P.O. Box 6785

St. Thomas, U.S. Virgin Islands 00804

12.3.4     Notice from the attorney for any Party shall be permitted.  By notice given as herein provided, the Parties and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other Parties of such notice.

12.4        Waivers, etc.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such Party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the Party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.
12.5        Assignment; Successors and Assigns; No Third Party Beneficiary.  This Agreement and all rights and obligations hereunder shall not be assignable by any Party without the prior written consent of the other Parties.  Notwithstanding the foregoing, prior to Closing, Purchaser shall have the right to assign or transfer its rights under this Agreement to an Affiliate of Purchaser, provided Purchaser gives Seller prior written notice of such assignment and that such assignee concurrently with such assignment assumes, in a written instrument delivered to Seller, all of the obligations and liabilities of Purchaser hereunder (including the representations and warranties of Purchaser set forth herein); provided, however, that Purchaser shall not be relieved from liability under this Agreement in the event Purchaser assigns this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns.  The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Party shall have any right or claim against the Parties, or any of them, by reason of those provisions or be entitled to enforce any of those provisions against the Parties, or any of them.

12.6        Severability .  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.7        Counterparts; Entire Agreement; PDF Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement  including all of the attached Exhibits and Schedules, each of which is hereby incorporated herein by this reference, constitutes the entire agreement of the Parties with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the Parties hereto relating to the subject matter hereof, including any letter of intent or confidentiality agreement with respect to the Property between entities related to the Parties.  The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by PDF signatures, all of which shall be treated as originals.

12.8        Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with laws of the United States Virgin Islands without regard to the principles of conflicts of law thereof.

12.9        Performance on Business Days.  In the event the date on which performance or payment of any obligation of a Party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first (1st) Business Day following such date.

12.10      Relationship.  Nothing herein contained shall be deemed or construed by the Parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, nor any acts of the Parties, shall be deemed to create the relationship between the Parties hereto other than the relationship of seller and purchaser.

12.11      Interpretation; Headings.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the rule of construction  to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or in any amendments, Exhibits, or Schedules hereto.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation”

unless the context shall indicate otherwise.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

12.12      Time of the Essence.  Time is of the essence with respect to this Agreement.

12.13      Waiver of Jury Trial.  All Parties to this Agreement agree that any suit, action or proceeding brought or instituted by any Party hereto or any successor or assign of any Party which in any way relates, directly or indirectly, to this Agreement or any of the documents to be executed in connection herewith shall be tried only by a court and not a jury.  Each Party hereby expressly waives any right to a trial by jury in any such suit, action or proceeding. The Parties represent, acknowledge and agree that this provision is a specific and material aspect of this Agreement and that they would not agree to the terms of this Agreement if this waiver of jury trial provision were not a part of this Agreement.  The Parties represent, acknowledge and agree that this waiver is knowingly and voluntarily made, that no Person acting on behalf of any of the Parties has made any representations to induce this waiver of trial by jury, that the Parties have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel selected by the Parties and that the Parties have had the opportunity to discuss this waiver with counsel. This Section 12.13 shall survive the Closing.

12.14      Recordation.  Purchaser shall not record this Agreement or a memorandum thereof in any public records without the prior written consent of Seller, which consent may be withheld in the sole and subjective discretion of Seller.

12.15      Bulk Sale.  The Parties agree to waive compliance with any bulk sale requirements, statutes, laws, ordinances and any regulations promulgated with respect thereto in the state in which the Real Property is located or by any Governmental Authority having jurisdiction with respect thereto.  The provisions of this Section shall survive Closing.
12.16      Further Assurances.  The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction. The obligations set forth in this Section shall survive Closing.

12.17      Escrow Agent.  The Title Company, in its capacity as escrow agent, shall not be liable: (a) to any of the parties for any act or omission to act except for its own gross negligence or willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by the Title Company or exchanged by the parties hereunder, whether or not the Title Company prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by the Title Company, has instructed the Title Company to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow.  The Title Company, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by the Title Company, in good faith, to be bona fide and genuine.  In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, the Title Company may, if the Title Company so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon the Title Company shall be relieved and released from any further liability as the escrow agent hereunder.  The Title Company, in its capacity as escrow agent, shall not be liable for the Title Company’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

[SIGNATURES FOLLOW ON NEXT PAGE]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a sealed instrument as of the Effective Date.

SELLER:

MARRIOTT INTERNATIONAL HOTELS, INC., a Maryland corporation

By:	/s/ Sarah Hays
Name:	Sarah Hays
Title:	Authorized Signatory

PURCHASER:

ASHFORD THOMAS LLC,
a Delaware limited liability company

By:	/s/ David A. Brooks
Name:	David A. Brooks
Title:	President

JOINDER

In consideration of Purchaser’s execution of that certain Stock Purchase Agreement (the “Agreement”) to which this “Joinder” is attached (and of which it forms a part), the undersigned (“Guarantor”), hereby agrees to guaranty the due and punctual payment by Seller of the monetary indemnification obligations of Seller set forth in Section 8.1.7, Section 8.1.8, Article XI, and Section 12.1 of the Agreement (the “Obligations”).  Guarantor further agrees that its liability with respect to the Obligations shall be primary and unconditional, and that in any right of action which shall accrue to Purchaser under the Agreement, Purchaser may, at its option, proceed against Guarantor without having commenced any action, or having obtained any judgment, against Seller.  Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement.

1.             Guarantor acknowledges that Guarantor is an Affiliate of Seller and that Guarantor will derive substantial benefits from the execution of the Agreement and the Transactions, and that Guarantor’s execution of this Joinder is a material inducement and condition to Purchaser’s execution of the Agreement.

2.             Notwithstanding anything to the contrary contained in this Joinder, the obligations and liabilities of Guarantor under this Joinder are subject to all limitations applicable to Seller’s obligations and liabilities under the Agreement, and all such limitations are incorporated herein by this reference as if set forth in full herein.

3.             The terms of this Joinder and the Obligations are a continuing and irrevocable obligation of Guarantor and shall remain in full force until irrevocable payment in full of the Obligations.

4.             The following Sections of the Agreement shall apply to this Joinder as though herein set forth in full, mutatis mutandis:  Sections 12.3 (with any notice to Guarantor to be sent to the addresses set forth for Seller in Section 12.3), 12.6, 12.8, and 12.13.

In Witness Whereof, the undersigned has executed this Joinder as of October 2, 2015.

MARRIOTT INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Sarah Hays
Name:	Sarah Hays
Title:	Authorized Signatory

TITLE COMPANY JOINDER

A scanned pdf format executed copy of this Agreement and the First Deposit as defined in the Agreement in the amount of $1,250,000, have been received by the Title Company this 7th day of October, 2015 and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	DUENSING, CASNER & FITZSIMMONS d/b/a ANTILLES TITLE & TRUST, AGENT

	By:	/s/ A. James Casner III, P.C.

	Name:	A. James Casner III, P.C.

	Title:	Partner